UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) Of The
Securities Exchange Act Of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
The New Home Company Inc.
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 5, 2019
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of The New Home Company Inc. to be held on May 21, 2019 at 8:30 a.m. local time, at the Renaissance Aliso Viejo Hotel, located at 50 Enterprise, Aliso Viejo, CA 92656.
At the Annual Meeting you will be asked to: (i) elect each of Sam Bakhshandehpour, Michael Berchtold and Wayne Stelmar as Class II directors to serve for a three-year term expiring at our 2022 annual meeting of stockholders; (ii) ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2019; and (iii) transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe these matters. We urge you to read this information carefully.
Our Board of Directors unanimously believes that the election of its three nominees to serve as our directors and the ratification of our Audit Committee’s selection of Ernst & Young LLP are in the best interests of the Company and our stockholders, and, accordingly, recommends a vote "FOR" the election of each of Sam Bakhshandehpour, Michael Berchtold and Wayne Stelmar and a vote "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2019.
Your vote is important and it is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting.
Thank you for your continued interest in and support of The New Home Company.

Sincerely,

H. Lawrence Webb
Chief Executive Officer and Chairman of our Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2019
To our stockholders:
The 2019 Annual Meeting of Stockholders of The New Home Company Inc. will be held on May 21, 2019 at 8:30 a.m. local time, at the Renaissance Aliso Viejo Hotel, located at 50 Enterprise, Aliso Viejo, CA 92656 (the "Annual Meeting") for the following purposes:

1.
To re-elect each of Sam Bakhshandehpour, Michael Berchtold and Wayne Stelmar to the Board of Directors for a three-year term expiring at the 2022 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. All three individuals so nominated and named in the proxy statement are currently members of the Board of Directors.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.
3.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.
The proxy statement accompanying this notice describes each of these items of business in more detail.
Our Board of Directors has fixed the close of business on March 25, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting and only record holders of common stock at the close of business on that day will be entitled to vote. In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of Common Stock of the Company must be present in person or represented by proxy.
Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to submit your proxy as soon as possible using one of the following methods: (i) by granting your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form previously mailed to you; or (ii) if you are receiving a paper copy of the proxy statement, by signing, dating and returning by mail the proxy card or voting instruction form provided to you or following the voting instructions on the proxy card or voting instruction form, as applicable.

By order of the Board of Directors,

Miek D. Harbur, Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be Held on May 21, 2019. The Notice of Annual Meeting of Stockholders, the Proxy Statement, our 2018 Annual Report and a sample proxy card are available at www.proxyvote.com.
THE NEW HOME COMPANY INC., 85 Enterprise, Suite 450, Aliso Viejo, California 92656

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2019

THE NEW HOME COMPANY INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2019

INFORMATION CONCERNING VOTING AND SOLICITATION
General
Your proxy is solicited on behalf of the board of directors (our "Board") of The New Home Company Inc., a Delaware corporation (the "Company"), for use at our 2019 Annual Meeting of Stockholders to be held May 21, 2019 at 8:30 a.m. local time, at the Renaissance Aliso Viejo Hotel, located at 50 Enterprise, Aliso Viejo, CA 92656, or at any continuation, postponement or adjournment thereof (the "Annual Meeting"), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy of the proxy materials by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 5, 2019, we intend to make this proxy statement available on the Internet, and on or before April 11, 2019, we intend to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement and our Annual Report, together with a proxy card to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of our proxy materials or the Notice, as applicable, may have been sent to multiple stockholders in the same house. We will promptly deliver a separate Notice and, if requested, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the Notice.
On January 30, 2014, The New Home Company LLC ("TNHC LLC") converted into a Delaware corporation and was renamed The New Home Company Inc., which we refer to as our formation transaction. As used in this proxy statement, unless the context otherwise requires or indicates, references to "the Company," "our Company," "we," "our," and "us" (1) for periods prior to the completion of our formation transaction, refer to TNHC LLC and its subsidiaries and affiliates, and (2) following the completion of our formation transaction, refer to The New Home Company Inc. and its subsidiaries.
Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be Held on May 21, 2019.
The Notice of Annual Meeting of Stockholders, this proxy statement, our 2018 Annual Report (the "Annual Report") and a sample proxy card are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Who Can Vote
You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 25, 2019. At the close of business on March 25, 2019, 20,049,113 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
Voting of Shares
Any stockholder as of the record date may vote by attending the Annual Meeting and voting in person, or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in "street name."
Record Holders. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement, Annual Report and proxy card by following the instructions on the Notice. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.
Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone or by mail. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.
Stockholders may provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on May 20, 2019. Telephone and internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 20, 2019. Please have your notice and proxy control number in hand when you telephone or visit the website. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.
YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If, as a record holder, you do not indicate your voting directions on your signed proxy, your shares will be voted according to the recommendation of our Board, as follows:
• "FOR" the election of Sam Bakhshandehpour, Michael Berchtold and Wayne Stelmar to the Board for a three-year term expiring at our 2022 annual meeting of stockholders, and
• "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.
The proxy gives each of H. Lawrence Webb and John M. Stephens discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. If you hold your shares in street name and do not give direction to your broker on how to vote your shares, your broker does not have authority to vote on the election of the directors. Your broker does have discretion to vote on the ratification of the selection of the independent auditors.
Revocation of Proxy
If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	authorizing another proxy by telephone or over the Internet (your most recent telephone or Internet authorization will be used); or

•	attending the Annual Meeting and voting in person.
Attendance at the Annual Meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of the Company proxies should be addressed to the mailing address of our principal executive offices:
The New Home Company Inc.
85 Enterprise, Suite 450
Aliso Viejo, California 92656
Attn: Secretary
If your shares are held in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See "Voting in Person" below regarding how to vote in person if your shares are held in street name.
 Attending the Annual Meeting
Stockholders who wish to attend the Annual Meeting will be required to present: (1) verification of ownership of our common stock, such as a bank or brokerage firm account statement and (2) a valid government-issued picture identification, such as a driver’s license or passport. Directions to the Annual Meeting are available at www.proxyvote.com.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
Voting in Person
If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Quorum and Votes Required
At the close of business on March 25, 2019, 20,049,113 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.
Quorum. A majority in voting power of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker "non-votes" will be counted as present for purposes of determining a quorum.
Broker Non-Votes and Abstentions. Brokers or other nominees who hold shares of common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, without specific instruction from the beneficial owner, brokers or other nominees are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which are considered to be "non-routine." These non-voted shares are referred to as "broker non-votes." Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) is considered a non-routine matter, and without your instruction, your broker or other nominee cannot vote your shares. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. Abstentions may be specified for Proposal 2 (ratifying the appointment of our independent registered public accounting firm) and your vote may be "withheld" in the election of directors. Stockholder approval of each proposal requires the following votes:

•
Proposal 1 - Election of Directors. Directors will be elected by a plurality of the votes cast. Thus, the three nominees receiving the highest number of shares voted "for" their election will be elected. Withheld votes will not be counted in determining which nominees received a plurality of votes cast. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors.

•
Proposal 2 - Ratification of the Selection of Our Independent Auditors. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors (meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted "for" the proposal for it to be approved). Abstentions will have the same effect as voting against this proposal because they represent shares present in person or by proxy and entitled to vote. Brokers have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on this proposal.

Solicitation of Proxies
Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation by mail, the Company, our officers, employees and agents may solicit proxies by telephone, by facsimile, electronically, including by email or in person. We do not expect to use a proxy solicitor to assist in the solicitation of proxies at this year’s annual meeting. Copies of solicitation materials will be furnished to banks, brokers, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by our stockholders, so they may forward the solicitation materials to the beneficial owners and secure those beneficial owners’ voting instructions. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners.

Stockholder List
A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our corporate headquarters offices located at 85 Enterprise, Suite 450, Aliso Viejo, California 92656 for the ten days prior to the annual meeting, and also at the Annual Meeting.
Explanatory Note
The Company closed its initial public offering on February 5, 2014. We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to companies that are not "emerging growth companies." These provisions include, among other matters:

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting;

•	reduced disclosure about our executive compensation arrangements and exemption from being required to include a Compensation Discussion and Analysis section in this proxy statement; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation.

Our status as an "emerging growth company" is scheduled to expire on December 31, 2019.
In June 2018, the Securities and Exchange Commission (the "SEC") revised its definition of "smaller reporting company" by, among other things, increasing the public float test to qualify as a "smaller reporting company" as defined in Item 10(f) of Regulation S-K of the Securities Act of 1933. Although it changed the definition of "smaller reporting company," the SEC did not change the definition of "accelerated filer" and, as a result, the Company qualified as both a "smaller reporting company" and an "accelerated filer" under such rules as of December 31, 2018. We may continue to utilize some or all of the exemptions available to smaller reporting companies until such time that we are no longer a smaller reporting company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you invest.

PROPOSAL 1

ELECTION OF DIRECTORS
Board Structure and Nominees
Our Board currently consists of nine directors. The directors are divided into three classes; Class I, Class II, and Class III. Each director serves a term of three years. At each Annual Meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting, Class II, consists of three directors.
Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Sam Bakhshandehpour, Michael Berchtold and Wayne Stelmar for election as Class II directors to the Board at the Annual Meeting. If elected, each director nominee would serve a three-year term expiring at the close of our 2022 Annual Meeting, or until their successors are duly elected. Sam Bakhshandehpour, Michael Berchtold and Wayne Stelmar currently serve on our Board. Biographical information on each of the nominees is furnished below under "Director Biographical Information."
On February 5, 2014, in connection with our initial public offering, we entered into an investor rights agreement (the "Investor Rights Agreement") with IHP Capital Partners VI, LLC ("IHP"), Watt/TNHC LLC ("Watt") and TCN/TNHC LP ("Tricon") (collectively, the "Institutional Investors") and each of H. Lawrence Webb, Wayne Stelmar, Joseph Davis and Thomas Redwitz. Pursuant to the Investor Rights Agreement, each Institutional Investor had the right to designate one individual for nomination and election to our Board for as long as such Institutional Investor owned 4% or more of our then-outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). Each Institutional Investor also agreed to vote all shares of our common stock that it owns in favor of Messrs. Webb, Stelmar or Berchtold (or, if at that time nominated as a director, Messrs. Davis or Redwitz) in any election in which Messrs. Webb, Stelmar or Berchtold (or, as the case may be, Messrs. Davis or Redwitz) was a nominee, and each of Messrs. Webb, Stelmar, Davis and Redwitz agreed to vote all shares of our common stock that he owns in favor of each nominee designated by an Institutional Investor in any election of directors in which such a designee was a nominee. On May 22, 2018, the parties to the Investor Rights Agreement amended such agreement to provide for its termination as to Watt and Tricon. As a result, neither Watt nor Tricon had any further rights or obligations pursuant to the Investor Rights Agreement. Douglas C. Neff is the nominee designated by IHP and is the sole remaining Institutional Investor.
Set forth below is information as of April 4, 2019 regarding each of our directors, including each director nominee. Dates of service prior to January 30, 2014 relate to service on the board of managers of TNHC LLC.

Name	Age	Position	Class	Director Since	Term Expires
H. Lawrence Webb	70	Chief Executive Officer and Chairman of the Board	III	2010	2020
Wayne Stelmar	64	Director	II	2010	2019
Gregory P. Lindstrom(2)(3)	65	Director	I	2014	2021
Cathey Lowe(1)(2)	65	Director	I	2014	2021
Douglas C. Neff	70	Director	I	2014	2021
Sam Bakhshandehpour(1)(2)	43	Director	II	2014	2019
Michael Berchtold(3)(4)	55	Director	II	2014	2019
Paul C. Heeschen(1)(3)	61	Director	III	2014	2020
William A. Witte	67	Director	III	2014	2020
(1)    Current member of our Audit Committee
(2)    Current member of our Compensation Committee
(3)    Current member of our Nominating and Corporate Governance Committee
(4)    Current Lead Independent Director

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE THREE NAMED DIRECTOR NOMINEES. UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED "FOR" EACH OF THE THREE NAMED DIRECTOR NOMINEES.
Director Biographical Information
The following biographical information is furnished with regard to our directors (including nominees) as of
March 25, 2019.
Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2022 Annual Meeting
of Stockholders
Sam Bakhshandehpour. Mr. Bakhshandehpour was appointed as a member of our Board effective upon the completion of our initial public offering. Since May of 2015, Mr. Bakhshandehpour has been the CEO and Managing Partner of The Silverstone Companies, a private hospitality investment platform focused on the hotel, restaurant and lifestyle sectors. He is also the Co-Founder and Principal of Cultivate Hospitality, a full-service food & beverage management and consulting firm that connects real estate developers with industry leading chefs and operators. From February 2017 to August 2018, Mr. Bakhshandehpour was also the Managing Director of Fertitta Capital, a direct investment platform focused on media and entertainment including content creation and distribution, health and wellness, hospitality, leisure, operationally-intensive real estate, and sports. From 2012-2015, Mr. Bakhshandehpour served as President, Chief Executive Officer and Board Member of sbe Entertainment, a Colony Capital-sponsor company. Mr. Bakhshandehpour was responsible for the Company's global strategic growth and all operations across the Hotel, Restaurant and Entertainment Divisions. Mr. Bakhshandehpour was recruited to sbe with an extensive track record as a 15-year veteran of Wall Street, spending over 12 years with J.P. Morgan Securities, as the Head of Real Estate & Lodging Investment Banking practice on the West Coast and the Gaming Investment Banking practice globally. While at J.P. Morgan, he focused on mergers & acquisitions and capital raising transactions via debt and equity for gaming and lodging companies, as well as REITs, homebuilders and real estate private equity funds. Mr. Bakhshandehpour began his career as a Financial Analyst with Deutsche Bank (formerly Alex. Brown & Sons). Mr. Bakhshandehpour holds a Bachelor of Science degree in Business Administration from Georgetown University’s McDonough School of Business and currently serves on that school's board. The Board has concluded Mr. Bakhshandehpour should serve as a director based on his executive leadership roles and his extensive background in investment banking within the real estate industry.
Michael J. Berchtold. Mr. Berchtold was appointed as a member of our Board effective upon the completion of our initial public offering and he was appointed as our Lead Independent Director in February 2018. Since 2013, Mr. Berchtold has served as Chief Executive Officer of Berchtold Capital Partners. Mr. Berchtold worked for Morgan Stanley from 1987 to 2007 in a variety of investment banking roles in New York, Los Angeles, Tokyo, Singapore and Hong Kong. For more than 15 years, Mr. Berchtold was based in Asia where he served as Morgan Stanley’s Head of Investment Banking for Asia Pacific for seven years and as President of Asia Pacific for four years. Mr. Berchtold has served on the Board of Visitors of the UCLA Anderson School of Management since 2007 and also serves on the Advisory Board of the UCLA Anderson Center for Global Management. Mr. Berchtold received his Bachelor of Arts in History from the University of California, Los Angeles and his Master of Business Administration from the Anderson School of Management at the University of California, Los Angeles. As noted above, IHP agrees to vote all shares of our common stock that it owns in favor of Messrs. Webb, Stelmar or Berchtold (or, if at that time nominated as a director, Messrs. Davis or Redwitz) in any election in which Messrs. Webb, Stelmar or Berchtold (or, as the case may be, Messrs. Davis or Redwitz) is a nominee. For more information on the director nomination and other provisions under the Investor Rights Agreement, see "Board Structure and Nominees."

The Board has concluded Mr. Berchtold should serve as a director based on his two decades of investment banking experience, which enables Mr. Berchtold to contribute significant strategic advice to the Board.
Wayne Stelmar. Mr. Stelmar serves as a Board Member and Corporate Advisor for The New Home Company. As one of the founders and in his previous position as Chief Investment Officer until his retirement in 2017, Mr. Stelmar directed The New Home Company’s strategic planning activities with a special focus on land acquisition and land disposition. Prior to this, Mr. Stelmar served as Chief Financial Officer where his primary responsibilities involved oversight of finance, accounting, risk management and information technology. Mr. Stelmar has over 25 years of homebuilding experience. In 1998, when Watt Residential Partners and John Laing Homes merged, he became CFO of John Laing Homes. In June 2001, along with H. Lawrence Webb, he led in the management buyout of Laing PLC and Whitehall, and in June 2006, the sale of John Laing Homes to Emaar Properties. Prior to joining John Laing Homes, Mr. Stelmar served as CFO of Watt Residential Partners (1988-1998). He has also worked with CPA firms for 11 years including E&Y/Kenneth Leventhal & Company, and Grant Thornton. Mr. Stelmar is a CPA (inactive) and holds a California real estate broker’s license. Mr. Stelmar received his Bachelor of Science in Accounting from California State University, Northridge. He is a board member of the Orange County Council of Boy Scouts and Chairman of the Audit Committee of Home Aid America. As noted above, IHP agrees to vote all shares of our common stock that it owns in favor of Messrs. Webb, Stelmar or Berchtold (or, if at that time nominated as a director, Messrs. Davis or Redwitz) in any election in which Messrs. Webb, Stelmar or Berchtold (or, as the case may be, Messrs. Davis or Redwitz) is a nominee. For more information on the director nomination and other provisions under the Investor Rights Agreement, see "Board Structure and Nominees." The Board has concluded Mr. Stelmar should serve as a director based on his depth of executive and financial management experience within the real estate industry and his contributions to our formation and growth.
Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders
H. Lawrence Webb. Mr. Webb has served as our Chief Executive Officer since 2010 and as Chairman of our Board effective upon the completion of our initial public offering. Prior to our initial public offering, he was a member of our board of managers since 2010 and our predecessor company since its formation in 2009. As a founder, Mr. Webb leads the Company’s overall vision, strategic planning and policy making. Mr. Webb's 30 years of success are distinguished by a conscientious approach toward homebuyers, communities and employees. This includes his many charitable commitments such as serving on the boards of HomeAid America and Interval House and his dedication to helping cities, families and neighborhoods. Mr. Webb founded The New Home Company on these same principles. Between 1995 and 2008, he was Chief Executive Officer of John Laing Homes, where he was instrumental in growing it from a small, two-market company to one of the largest private homebuilders in the United States. Prior to joining John Laing Homes, he was Division President for Orange, Riverside and San Bernardino Counties for Kaufman & Broad, as well as Orange Country President of Greystone Homes. From 2008-2009, Mr. Webb served as Co-Chief Restructuring Officer for LandSource. Throughout his career, Mr. Webb has been honored and recognized by the industry for his philanthropy, marketing excellence and visionary leadership. He holds a Master’s degree in City and Regional Planning from Harvard University. As noted above, IHP agrees to vote all shares of our common stock that it owns in favor of Messrs. Webb, Stelmar or Berchtold (or, if at that time nominated as a director, Messrs. Davis or Redwitz) in any election in which Messrs. Webb, Stelmar or Berchtold (or, as the case may be, Messrs. Davis or Redwitz) is a nominee. For more information on the director nomination and other provisions under the Investor Rights Agreement, see "Board Structure and Nominees." As our Chief Executive Officer and one of our founders, the Board has concluded Mr. Webb should serve as a director and our Chairman based on his leadership, vision, deep knowledge of our business, and experience in many facets of the homebuilding business.
Paul C. Heeschen. Mr. Heeschen was appointed as a member of our Board effective upon the completion of our initial public offering. Mr. Heeschen serves as a General Partner of Sequoia Enterprises, LP, D.C.H. LP and Redwood Enterprises VII LP. For the past 22 years, he has been a Principal of Heeschen & Associates, a private investment firm. Mr. Heeschen served as an Executive Chairman of Diedrich Coffee Inc. from February 2010 to May 2010 and Director from January 1996 to May 2010. He served as Non-Executive Chairman of Diedrich Coffee, Inc. from February 2001 to January 2010. Mr.

Heeschen has been a Director at PCM, Inc., a NASDAQ-listed company, since February 2006 and serves on its audit, compensation and nominating and corporate governance committees. Mr. Heeschen received his Bachelor of Science in Accounting from University of Southern California. Mr. Heeschen is a CPA (inactive). The Board has concluded Mr. Heeschen should serve as a director based on his financing and investment experience and prior executive leadership roles at public and private companies.
William A. Witte. Mr. Witte was appointed as a member of our Board effective upon the completion of our initial public offering. Mr. Witte is the Chairman and Chief Executive Officer of Related California, an urban and multifamily housing development company in California, for which he has been responsible for the strategic direction of the company, overall management of the firm, pursuit of new development opportunities, and oversight of planning, financing and construction of Related California's development portfolio. Prior to joining The Related Companies in 1989, Mr. Witte served as Deputy Mayor for Housing and Neighborhoods for San Francisco under Mayor Art Agnos, where he oversaw all housing, development and redevelopment activities for the City. From 1981 to 1988, Mr. Witte served as Director of Housing and Economic Development for San Francisco under Mayor Dianne Feinstein. He also served as an appointed Commissioner of the San Francisco Housing Authority from 1989 to 1990. Mr. Witte is Vice-Chairman of the Lusk Center for Real Estate Advisory Board at USC and a member of the Board of Overseers of the Graduate School of Design at the University of Pennsylvania. He serves on the advisory boards of The Fisher Center for Real Estate and Urban Economics Policy at the Haas School of Business at U.C. Berkeley and the Orange County Human Relations Community Partners. Mr. Witte received his Bachelor of Arts in Urban Studies and his Master in City Planning, both from the University of Pennsylvania. The Board has concluded Mr. Witte should serve as a director based on his depth of experience leading a successful real estate development company and his familiarity with local governmental approaches to housing and development.
Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders
Gregory P. Lindstrom. Mr. Lindstrom was appointed as a member of our Board effective upon the completion of our initial public offering. From 2008 to 2011, Mr. Lindstrom served as Executive Vice President, General Counsel and Board Secretary of The Irvine Company, a California real estate development, investment and operating company. In these positions, Mr. Lindstrom was a member of the four-person Office of the Chairman responsible for all administrative functions of the company, including the legal department. From 1978 to 2008, Mr. Lindstrom was a partner at Latham & Watkins LLP, where, at various times, he served as managing partner of the San Francisco and Orange County offices and as a member of the firm’s Executive Committee. Currently, Mr. Lindstrom is a full-time Alternative Dispute Resolution professional specializing in the resolution of complex business disputes. Mr. Lindstrom received his Bachelor of Arts from the University of California Los Angeles and his J.D. from the University of Chicago. The Board has concluded Mr. Lindstrom should serve on the Board based on his executive and legal background in the real estate industry and his management experience in a large, global law firm.
Cathey Lowe. Ms. Lowe was appointed as a member of our Board effective upon the completion of our initial public offering. Ms. Lowe is a finance professional and, since 2009, is the owner of Cathey Lowe Consulting, LLC, a consulting company that provides financial support to companies that do not require a full-time chief financial officer or to chief financial officers who lack staffing depth or expertise. Prior to founding Cathey Lowe Consulting, LLC, from 2000 to 2007, Ms. Lowe was the Senior Vice-President of Finance and Corporate Treasurer for The Ryland Group Inc., a national homebuilder and mortgage company headquartered in Calabasas, California, where she was responsible for identifying and developing the appropriate capital structure for the company. Additionally, she was the Investor Relations Officer and represented The Ryland Group on Wall Street with shareholders, analysts, rating agencies, the stock exchange and the financial media. She also managed the Land Committee and its evaluation and approval process of new land opportunities for Ryland’s homebuilding operations. Prior to joining Ryland, Ms. Lowe worked for Atlantic Richfield Company in various finance and accounting functions for more than 20 years. Ms. Lowe is a CPA. She received her Bachelor of Business Administration in Accounting from the University of Houston, her Master of Science in Organizational Behavior from the University of Texas at Dallas and her Master of Business Administration in Finance from the Anderson School of

Management at the University of California, Los Angeles. In addition, in 2017 Ms. Lowe became an NACD Leadership Fellow, a credential bestowed by the National Association of Corporate Directors and has also received a certification in Cybersecurity Oversight in 2018 from a certification program managed jointly between NACD and Carnegie Mellon University. The Board has concluded Ms. Lowe should serve as a director based on her executive background in accounting and finance, both within and outside the real estate industry, which enables her to contribute valuable financial and accounting expertise and oversight to our Board.
Douglas C. Neff. Mr. Neff was appointed as a member of our Board effective upon the completion of our initial public offering. Mr. Neff has been the President of IHP Capital Partners since 1992. Mr. Neff also serves as Chairman of IHP Capital Partners’ Investment Committee and has primary responsibility for the company’s operations. Mr. Neff is also a principal of the Newport Pacific Land Company. From 1986 until the founding of IHP Capital Partners in 1992, Mr. Neff was a Partner of The O’Donnell Group, a regional developer, owner and manager of commercial and industrial real estate. Prior to 1986, Mr. Neff was Treasurer of The Irvine Company and a Vice President in the Real Estate Industries Group at Wells Fargo Bank in San Francisco. Mr. Neff received his Bachelor of Arts in American Studies from Amherst College and his Master of Business Administration from the University of Chicago. In 2016, Mr. Neff was honored by the University of California at Irvine Paul Merage School of Business and its Center for Real Estate with its Lifetime Achievement Award. Mr. Neff is the nominee designated by IHP. For more information on the director nomination and other provisions under the Investor Rights Agreement, see "Board Structure and Nominees." With three decades of executive and operational experience in the real estate industry, the Board has concluded Mr. Neff should serve as a director. An affiliate of IHP Capital Partners, IHP Capital Partners VI, LLC, owns more than 10% of our common stock and may be deemed an affiliate within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act").
Family Relationships and Other Information
There are no family relationships between any of our directors or executive officers.
Messrs. Webb, Redwitz and Stelmar previously served as executives of John Laing Homes. WL Homes LLC (doing business as John Laing Homes) and certain affiliated entities filed with the U.S. Bankruptcy Court for the District of Delaware for bankruptcy protection from creditors in 2009.

CORPORATE GOVERNANCE
Executive Officers
Set forth below is information regarding each of our executive officers as of March 25, 2019.

Name	Age	Position
H. Lawrence Webb	70	Chief Executive Officer and Chairman of our Board
Leonard S. Miller	56	President and Chief Operating Officer
John M. Stephens	50	Chief Financial Officer

H. Lawrence Webb. is our Chief Executive Officer and Chairman of our Board. For Mr. Webb’s biographical information, see "Proposal 1 - Election of Directors-Director Biographical Information."
Leonard S. Miller. Mr. Miller was appointed President effective January 23, 2019 and Chief Operating Officer on March 13, 2017. Prior to becoming a member of our executive team, from April 2004 to March 2017, Mr. Miller worked at M.D.C Holdings Inc. under the Richmond American Homes brand where he had regional and divisional responsibility for several markets in the western United States. Before his tenure at Richmond, starting in 1994, Mr. Miller held several positions at Genstar Land Company, which later became a part of Newland Communities. Earlier in his career, Mr. Miller worked for a small San Diego-based land developer that specialized in small mixed-use developments. In addition to his work in the homebuilding and development industries, Mr. Miller spent four years in public accounting with the CPA firm Arthur Young. Mr. Miller has served on numerous boards in leadership roles including service as president of both the Building Industry Association of Southern California and Riverside. He holds a BS degree in Accounting from the University of Southern California, as well as an MBA from San Diego State University.
John M. Stephens. Mr. Stephens has served as Chief Financial Officer since June 2015. Prior to joining us, Mr. Stephens served as Senior Vice President, Chief Financial Officer and Principal Accounting Officer of M.D.C. Holdings Inc. from February 2012 to May 2015. He previously was with Standard Pacific Corp., serving as Chief Financial Officer from February 2009 through June 2011, Senior Vice President from May 2007 through June 2011, Corporate Controller from November 1996 through February 2009 and Treasurer from May 2001 until October 2002 and from November 2009 through June 2011. Mr. Stephens brings significant and relevant public company financial experience and expertise due to his previous roles at public company homebuilders. Prior to Standard Pacific, Mr. Stephens was an audit manager with the international accounting firm Arthur Andersen LLP.
 Composition of our Board of Directors
Our Amended and Restated Certificate of Incorporation provides that, subject to the rights and preferences of any series of outstanding preferred stock, the authorized number of directors shall consist of at least three directors, with the exact number set by our Board. Our Board has set the current authorized directors at nine members, and our Board currently consists of nine directors. The directors are divided into three classes; Class I, Class II, and Class III. Each director serves a term of three years. At each Annual Meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting, Class II, consists of three directors.
Our Board has adopted Corporate Governance Guidelines concerning overall governance practices. These guidelines can be found in the "Investors" section of our website at https://www.NWHM.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656.
Investor Rights Agreement
The Investor Rights Agreement provides for board nomination rights and voting obligations. For a discussion of this agreement, please see "Proposal 1—Election of Directors—Board Structure and Nominees."
Board Leadership Structure
Our Chairman and Chief Executive Officer roles have been combined since January 2014 when we converted from a limited liability company into a corporation in connection with our initial public offering. After carefully considering the benefits and risks of separating the roles of the Chairman of our Board and Chief Executive Officer, our Board determined that it is in the best interests of the Company and our stockholders to have our Chief Executive Officer lead our Board as Chairman. This combined role facilitates centralized coherent leadership that maximizes the effectiveness of our Board given its size and breadth of industry experience. The combined role approach also enhances accountability among senior management and directors and aligns the strategy and goals of the Board with management. The Board evaluates the advisability of the combined roles at least annually.
As permitted by our Corporate Governance Guidelines, the Board adopted a Lead Independent Director Charter in February 2018 to provide for an independent nonexecutive director to act as Lead Independent Director. Characteristics for the Nominating and Corporate Governance Committee to consider in making a nomination for Lead Independent Director include: (i) sound judgment and confidence to stand up for proper course of action in difficult times, (ii) understanding of the Company, its industry and strategy, (iii) forward-looking vision for the Company, (iv) interpersonal skills necessary to: build consensus, foster communication, be a trusted sounding board for directors, and communicate with stockholders on complex issues, and (v) time and desire to properly perform the role. The Lead Independent Director is nominated by the Nominating and Corporate Governance Committee and confirmed by a majority of the independent directors of the Board to serve for such term as determined by those directors or until such earlier time as she or he ceases to be a director, resigns as Lead Independent Director, or is replaced as Lead Independent Director by a majority vote of the independent directors. If the Lead Independent Director is not present at an executive session of non-employee Directors or independent Directors, another non-employee or independent Director designated by the Lead Independent Director shall preside at that executive session. Mr. Berchtold currently serves as our Lead Independent Director. The Lead Independent Director receives additional compensation for his or her services, as the Board determines from time to time; currently, such additional compensation for the Lead Independent Director is a $25,000 cash retainer.
The specific responsibilities of the Lead Independent Director when acting as such include the following:

•	Set agendas for and preside over executive sessions of non-employee Directors and independent Directors and report to the Board, as appropriate, concerning those sessions.

•	Collaborate with the Chairman and senior management regarding agendas for Board meetings and recommend matters for the Board to consider and information to be provided to the Board.

•	Chair all meetings of the Board when the Chairman is not present.

•
Serve as a liaison and supplemental channel of communication between Directors and the Chairman and senior management without inhibiting direct communications between the Chairman, senior management and other Directors.

•	Serve as a liaison and be available for consultation and communication between the Board and stockholders.

•	Organize performance evaluations of the CEO and other directors.

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the Board.
The Board recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the Board engages in a regular assessment of whether the then current leadership structure remains the most appropriate for us. Our Corporate Governance Guidelines permit the Board to fill the positions of Chairman and Chief Executive Officer with one individual or two different individuals and, as noted above, also allow the Board to appoint a Lead Independent Director. As a result, the Board has the flexibility to alter its leadership structure in the future to adapt to changing circumstances as and when needed.
Self-Evaluation and Management Evaluations, Executive Sessions
The independent directors of our Board periodically meet in executive session without management or other employees present. At least annually, the Board performs a performance evaluation of management and the CEO. The Board also conducts an annual self-assessment of each individual director's performance, the Board's performance, and the performance of each committee of the Board. Each committee also conducts a similar self-assessment, both at the individual and committee level. The Nominating and Corporate Governance Committee utilizes the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various committees.
Board Independence
Our Board has determined that six of our current directors, Messrs. Berchtold, Bakhshandehpour, Lindstrom, Witte, Heeschen and Ms. Lowe, constituting a majority, and Ms. Watt (our former Director who left our Board in May 2018), satisfy the listing standards for independence of the New York Stock Exchange (the "NYSE") and Rule 10A-3 under the Exchange Act, as well as our own Corporate Governance Guidelines. Mr. Webb is not considered independent as he is employed by the

Company as our Chief Executive Officer. Mr. Stelmar is not independent due to his status as a recently retired executive officer and due to the consulting services he provides, as described under "Certain Relationships and Related Person Transactions—Transactions With Related Persons." Mr. Neff is President of IHP Capital Partners, which is an affiliate of IHP, the owner of approximately 12.1% of our stock. IHP Capital Partners is also involved in various related party transactions described in more detail under "Certain Relationships and Related Person Transactions—Transactions With Related Persons." Due to the foregoing, Mr. Neff does not satisfy the New York Stock Exchange Standards and has not been determined independent. Mr. Berman, our former director who left our board in May 2018, is Chairman of Tricon Capital Group Inc. ("Tricon Capital"), an affiliate of TCN/TNHC LP (an entity which owns approximately 7.5% of our common stock). As further described under "Certain Relationships and Related Person Transactions—Transactions With Related Persons" various affiliates of Tricon Capital are our joint venture partners in three joint ventures and the Company has purchased land from one of these joint ventures. Therefore, Mr. Berman does not satisfy the New York Stock Exchange Standards and has not been determined independent.
Board Meetings
Our Board held six meetings during 2018, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of our Board of which the director was a member. The Chairman or his designee, taking into account suggestions from the Lead Independent Director and other Board members, establishes the agenda for each Board meeting and distributes it in advance to each member of our Board. Each Board member is free to suggest the inclusion of items on the agenda. The independent directors of our Board regularly meet in executive session without management or other employees present. Although we have no policy with regard to Board attendance at our annual meetings of stockholders, our directors are invited and generally expected to attend the Company’s annual meeting of stockholders. All of our Board members, except Mr. Neff and Ms. Watt, attended our 2018 annual meeting of the stockholders in person or via teleconference.
Board Committees
Our Board maintains a standing Audit Committee, Nominating and Corporate Governance Committee (the "Nominating Committee") and Compensation Committee. We have also recently formed a special committee (the "Related Party Review Committee") to review certain related party transactions which does not have a formal charter. To view the charter of each of our Audit Committee, our Nominating Committee, and our Compensation Committee, please visit the "Investors" section of our website at https://www.NWHM.com. In addition, the charters for each of those committees are available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. Our Board has determined that each of the members of our Audit Committee, our Nominating Committee and our Compensation Committee is independent in accordance with the NYSE rules, the requirements of SEC and our Corporate Governance Guidelines. The membership of all of our standing Board committees as of April 4, 2019 is as follows:

Director	Audit	Nominating and Corporate Governance	Compensation
H. Lawrence Webb
Wayne Stelmar
Sam Bakhshandehpour	X		X
Michael J. Berchtold*		X
Paul C. Heeschen	X	C
Gregory P Lindstrom		X	C
Cathey Lowe	C		X
Douglas C. Neff
William A. Witte
_______
X - Member
C - Chair
* Lead Independent Director

Audit Committee
Our Audit Committee is comprised of three independent directors (within the meaning of Rule 10A-3 and the NYSE standards, including those applicable to audit committee members), Ms. Lowe (Chair) and Messrs. Bakhshandehpour and Heeschen. Each of these members is "financially literate" under the applicable NYSE listing standards and under the rules of the SEC. Our Board has also determined that each of Ms. Lowe and Mr. Heeschen qualify as an "audit committee financial expert" as such term is defined by the rules of the SEC. A brief description of Ms. Lowe and Mr. Heeschen's experience is found in each of their biographies in this Proxy Statement. Our Audit Committee met seven times during 2018. The purpose of our Audit Committee, pursuant to its written charter, is, among other matters, to assist our Board in its oversight of (1) the Company’s financial reporting, (2) the Company’s auditing and internal control activities, (3) compliance with legal and regulatory requirements, (4) the qualifications and independence of the Company’s external auditor, (5) the performance of the Company’s internal auditing function and (6) the Company’s overall risk exposure and management. Our Audit Committee is also responsible for preparing the Audit Committee Report to be included in our annual proxy statements and is also generally responsible for approving transactions with related persons (as defined herein) pursuant to our related persons transactions policy. This authority has been partially delegated to the Related Party Review Committee as discussed below. The provisions of this policy are discussed in further detail on page 40. Mr. Heeschen replaced Mr. Witte as a member of our Audit Committee on April 4, 2018 as part of the Board's effort to rotate its independent directors among committees with a view toward balancing the benefits derived from continuity against benefits derived from the diversity of experience and viewpoints of the various directors.
Nominating and Corporate Governance Committee
Our Nominating Committee is comprised of three independent directors, Messrs. Heeschen (Chair), Berchtold and Lindstrom. Our Nominating Committee met three times during 2018. The purpose of our Nominating Committee is to identify qualified candidates to become Board members, select nominees for election as directors, select candidates to fill any vacancies on our Board, develop and recommend to the Board a set of corporate governance guidelines and oversee the evaluation of our Board and management. Our Nominating Committee works with our Board as a whole on an annual basis to determine the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board and its committees. Mr. Heeschen replaced Mr. Lindstrom as Chair of our Nominating Committee and Mr. Berchtold replaced Ms. Lowe as a member of our Nominating Committee on April 4, 2018 as part of the Board's effort to rotate its independent directors among committees with a view toward balancing the benefits derived from continuity against benefits derived from the diversity of experience and viewpoints of the various directors.
Subject to the requirements set forth in the Corporate Governance Guidelines, the Nominating Committee utilizes a variety of methods for identifying director nominees, which may include considering potential director candidates who come to the committee's attention through current officers, directors, professional search firms, stockholders or other persons. The Nominating Committee seeks to include diverse candidates in the pool from which new Board nominees are chosen. Our Nominating Committee is responsible for reviewing with our Board, on an annual basis the appropriate characteristics, skills and experience required for our Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the members of our Nominating Committee, in recommending candidates for election, and our Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values, experience in corporate management, experience in our industry and with relevant social policy concerns, diversity, experience as a Board member of another publicly held company, academic expertise in an area of our operations, and practical and mature business judgment. The Nominating Committee will also consider California’s new legislation, SB 826, in its consideration of nominees to the Board.
Pursuant to the terms of the Investor Rights Agreement, as amended (described in more detail under the third paragraph under "Election of Directors—Board Structure and Nominees"), so long as IHP beneficially owns shares representing 4% or more of the total voting power, IHP has the right to designate a member to our Board and the Board is required to nominate such individual designated by IHP. Our Nominating Committee reviews the characteristics and qualifications of each Board member required by the Company’s charters and Corporate Governance Guidelines, including the Board member designated by an IHP, prior to recommending that the Board nominate any Board member or designee. Our Board evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the independent director members of our Nominating Committee may consider the director’s past attendance at meetings and participation in and contributions to the activities of our Board. While the Company values diversity and the Board considers diversity in its evaluation process, it has not adopted a specific policy regarding Board diversity. Our Nominating Committee may delegate any or all of its responsibilities to a subcommittee of the Nominating Committee to the extent permitted by applicable law. Due to Mr. Heeschen's ownership interest in a subcontractor, TL Fab, with whom the Company contracts in its ordinary course of business, the Nominating Committee has formed a sub-committee consisting of the remaining two members of the Nominating Committee in order to assess Mr. Heeschen's independence. Mr. Heeschen is also a member of our Audit Committee, and similarly recuses himself from participation in approving the related party transaction with TL Fab. For more information about this related party transaction, see "Certain Relationships and Related Person Transactions—Transactions With Related Persons."
Consideration of Stockholder-Recommended Director Nominees
Our Nominating Committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee may submit their suggestions to our principal executive offices by sending a letter describing the nominee’s name qualifications to The New Home Company Inc., Attention Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656.  Recommendations submitted by stockholders will be considered in the same manner as recommendations received from other sources.
Our bylaws also permit stockholders to nominate directors for election at an annual stockholder meeting.  See "Other Matters—Stockholder Proposals and Nominations—Proposals and Nominations Pursuant to Our Bylaws."
Compensation Committee
Our Compensation Committee is comprised of Messrs. Lindstrom (Chair) and Bakhshandehpour and Ms. Lowe. Our Board has determined that all of the members of our Compensation Committee are "independent" within the meaning of our director independence standards and the NYSE director independence standards (including those applicable to Compensation Committee members). Our Compensation Committee (or a subcommittee thereof) consists of at least two directors that qualify as "non-employee directors" for the purposes of Rule 16b-3 under the Exchange Act and satisfies the requirements of an "outside director" for purposes of section 162(m) of the Internal Revenue Code. The Board has determined that Messrs. Lindstrom (Chair) and Bakhshandehpour and Ms. Lowe each qualify as "non-employee directors" and "outside directors." Our Compensation Committee met five times in 2018. Our Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of equity awards to eligible employees and consultants under our equity based plans. The Compensation Committee also annually reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board as appropriate. The Compensation Committee performs an annual compensation risk assessment and may also, from time to time, review and approve overall compensation programs. As discussed below, the Compensation Committee’s independent compensation consultant provides a risk assessment of our compensation practices to help the Compensation Committee perform its annual compensation risk assessment. Following its annual risk assessment for the 2018 compensation year, in conjunction with advice from its compensation consultant, the Compensation Committee determined that it does not believe the Company’s compensation plans are likely to result in a material and adverse effect on the Company. Our Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee to the extent permitted by applicable law.
 Our Compensation Committee reviews and approves or recommends all compensation for all executive officers and all officers as such term is defined in Rule 16a-1, promulgated under the Exchange Act, directors and all such categories of other employees of the Company or its subsidiaries as our Board determines from time to time. For compensation decisions relating to our Chief Executive Officer, our Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and, based upon this evaluation (either alone or, if directed by the Board, in conjunction with a majority of the independent directors of the Board), sets the Chief Executive Officer’s compensation. The Compensation Committee also performs an annual performance evaluation of all officers as such term is defined in Rule 16a-1 and leads a management evaluation discussion with the full non-employee board in executive session on an annual basis.
Use of Compensation Consultant and Role of Management
Our Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that our executive compensation program remains aligned with best practice. To this end, our Compensation Committee has engaged the services of Semler Brossy Consulting Group ("SBCG") to assist it in evaluating executive compensation matters. During 2018, SBCG only provided services to our Compensation Committee and such services were related primarily to executive and non-employee director compensation. SBCG also provided additional services related to compensation of employees below the executive officer level for purposes of providing the Compensation Committee with advice regarding our overall compensation programs, including risks related thereto. The Compensation Committee solicited and approved such additional services by SBCG. While conducting assignments, SBCG interacts with our management when appropriate. Our General Counsel works with SBCG to provide information regarding the Company and helps prepare its executive compensation policies and practices. The Company's Chief Executive Officer annually reviews each executive officer's performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary and incentive compensation program for each executive officer other than himself. The Compensation Committee takes these proposals into consideration, among other matters, when making compensation decisions. SBCG reports directly to our Compensation Committee with respect to executive and non-employee director compensation matters and the Compensation Committee may replace it or hire additional consultants at any time. During 2018, SBCG provided our Compensation Committee and Board with compensation data related to executives at public homebuilders, helped the Compensation Committee select appropriate performance measures and goals, and advised the Compensation Committee regarding evolving compensation best practices and trends. Specifically, SBCG provided information relating to competitiveness of pay levels, compensation plan design, pool availability, executive ownership guidelines, specific equity grant matters, market trends, risk assessment and management, and technical considerations concerning named executive officers, other officers and directors. SBCG also reviewed and commented on the Company’s 2018 proxy statement. During 2018, at the request of the Compensation Committee, a representative of SBCG attended all scheduled quarterly Compensation Committee meetings.
Each year our Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, our Compensation Committee considers the factors set forth in SEC rules and NYSE listing standards. After review and consultation with SBCG, our Compensation Committee determined that SBCG is independent and there is no conflict of interest resulting from retaining SBCG currently or during the year ended December 31, 2018.
For further information on our executive officers’ compensation, please see "Executive Compensation."
Related Party Review Committee
In March 2019 the Board formed a special committee to analyze, evaluate and negotiate, as applicable, related party transactions with entities affiliated with IHP and Douglas Neff (the "Related Party Review Committee"). The Related Party Review Committee is comprised of Paul C. Heeschen (Chair), Gregory P. Lindstrom, Sam Bakhshandehpour and Cathey Lowe. This committee is delegated the power (but not the obligation) to substitute for our Audit Committee under our related party transactions policy for purposes of such transactions.
Executive Committee
We previously had a standing Executive Committee comprised of members of our Board which evaluated and reviewed certain real estate- and borrowing-related transactions on behalf of our board. In March 2019, a formal land committee comprised of members of management was formed to review and approve all land transactions with significant transactions over a certain threshold or with certain characteristics being approved directly by the Board, effectively eliminating the middle tier of the Executive Committee approval.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or has in the past fiscal year served, as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of our company.
Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. The involvement of our full Board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company. Our Board administers oversight for the risk management process function directly, with support from its standing committees, each of which will address risks specific to its area of oversight. In particular, each year the full Board reviews the Company's business plan with management and discusses risks that could affect the plan and measures to cope with those risks. In addition, Management must obtain the approval of the Board before proceeding with any land acquisition above a pre-established threshold. When the Board reviews particular transactions and initiatives that require board approval, or that otherwise merit the Board's involvement, the Board generally includes related risk analysis and contingency plans among the matters addressed with management. Finally, the General Counsel reports to the Board regarding the Company's insurance programs and legal and regulatory risks that might expose the Company to liability or loss. In some instances the Board delegates responsibility for the execution of certain elements of risk oversight to the committees in order to ensure appropriate expertise, attention and diligence. The committees oversee the relevant risk areas and report to the Board regularly. Management is responsible for ensuring that the Board and its committees are kept well informed of changing risks.
The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements, the Company's accounting and financial reporting processes, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, compliance with legal and regulatory requirements, major financial and information technology risk exposures, including a review of our relevant insurance policies, and review and approval of related party transactions. In addition, in March 2019, the Board formed the Related Party Review Committee to review transactions related to IHP.
The Compensation Committee performs an annual compensation risk assessment with the assistance of its independent compensation consultant, which includes a review of compensation-related risks at all levels of the organization, including those related to employees below the executive officer level.
Our Nominating Committee provides oversight with respect to corporate governance, evaluates the independence of our directors and the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics and also oversees management’s succession planning. The Company believes that the Lead Independent Director, the Board committees, all of which are chaired by and consist of independent directors, and the full Board of Directors, provide effective oversight of the Company’s businesses and its risks.
Communication with our Board
Interested persons, including stockholders, may communicate with our Board, including the non-employee directors or the Lead Independent Director, by sending a letter to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. Our Secretary will submit all correspondence to the Chairman and to any specific director to whom the correspondence is directed.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. Our Code of Business Conduct and Ethics can be found in the "Investors" section on our website at https://www.NWHM.com. In addition, our Code of Business Conduct and Ethics is available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. We intend to disclose future amendments to substantive provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.
Employee Engagement and Development
We conduct an annual employee engagement survey soliciting direct feedback from our employees. Our most recent survey, from December 2018, had approximately 94% participation and reflected that approximately 90% of our employees are positively engaged. This score is based on affirmative responses to factors such as being proud to work for New Home, a willingness to recommend New Home, intent to stay with the Company, and achieving a feeling of personal accomplishment associated with the employee's work. Annually, our CEO shares results in person with all team members at divisional all-employee meetings and each division’s leader is tasked with identifying improvement plans.
The Company engages in a variety of learning and development opportunities with its employees. Examples of such opportunities include operations symposiums, education for managers on delivering performance feedback, and leadership offsite meetings for senior leaders of the Company. Regionally, department leaders host "lunch and learns" on topics such as the land acquisition process, reading construction plans, and training on the department of real estate rules and regulations for our project management teams. In addition, we offer all employees access to an online on-demand micro-learning platform with hundreds of courses on topics that include technology, communication, business acumen, leadership and personal growth.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN
BENEFICIAL OWNERS
The following table shows ownership of our common stock as of March 25, 2019, based on 20,049,113 shares of common stock outstanding on that date, by (i) each current director and nominee; (ii) our named executive officers; (iii) all of our current directors and executive officers as a group; and (iv) each person known to us to own beneficially more than five percent of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable. H. Lawrence Webb, Wayne Stelmar, Joseph Davis, Thomas Redwitz and IHP (each a "Group Member" and collectively, the "Group Members") are party to the Investor Rights Agreement, as amended, pursuant to which the parties thereto may be deemed to be members of a "group" within the meaning of Section 13(d)(3) of the Exchange Act.
Unless otherwise noted, the address of the persons or entities shown in the table below is 85 Enterprise, Suite 450, Aliso Viejo, CA 92656.

Name	Total Shares Beneficially Owned (1)	Percentage of Outstanding Common Stock (%)
Named Executive Officers
H. Lawrence Webb(2)(4)	1,006,858	5.0%
John M. Stephens	59,341	*
Thomas Redwitz(3)(4)	663,981	3.3%

Non-Employee Directors and Nominees
Sam Bakhshandehpour	28,583	*
Michael Berchtold	51,283	*
Paul C. Heeschen	45,783	*
Gregory P. Lindstrom	31,283	*
Cathey Lowe	27,283	*
Douglas C. Neff(5)	2,442,901	12.2%
Wayne Stelmar(4)(6)	979,243	4.8%
William A. Witte	76,283	*

All current executive officers and directors (including nominees) as a group (12 persons)(7)	4,766,389	23.2%

More than 5% Stockholders
IHP Capital Partners VI, LLC(5)	2,431,848	12.1%
Second Curve Capital(8)	1,975,809	9.9%
UBS Group AG(9)	1,969,378	9.8%
FIL Limited(10)	1,920,303	9.6%
TCN/TNHC LP(11)	1,512,498	7.5%
FMR LLC(12)	1,199,182	6.0%
Joseph D. Davis(4)(13)	732,385	3.6%
_________________
*    Less than 1%.

(1)
As of March 25, 2019, none of our non-employee directors or named executive officers has the right to acquire any options which will vest and become exercisable within 60 days of March 25, 2019. Included in the "Total Shares Beneficially Owned" column for each of the directors, other than H. Lawrence Webb, are 5,982 shares which are issuable upon the settlement of restricted stock units, or RSUs, which are scheduled to vest within 60 days of March 25, 2019.

(2)
Consists of 759,352 shares held as of the date hereof by Mr. Webb and 227,273 stock options that Mr. Webb has the right to exercise. Mr. Webb may be deemed to have shared voting and dispositive power over 14,708 shares held as of the filing date by Joan Marcus Webb, and 5,525 stock options that Ms. Webb has the right to exercise, because Mr. Webb and Ms. Webb are married. Mr. Webb disclaims beneficial ownership of the shares held by Ms. Webb except to the extent of any pecuniary interest therein.

(3)
Consists of 443,322 shares of the Common Stock held as of the date hereof by the Redwitz Family Trust Dated April 23, 1999, of which Mr. Redwitz is a trustee (the "Redwitz Trust"), 38,841 shares of Common Stock held directly by Mr. Redwitz, and 181,818 stock options Mr. Redwitz has the right to exercise. Upon the March 1, 2019 retirement and resignation of employment by Mr. Redwitz, he is no longer an executive officer of the Company.

(4)
Each of Messrs. Webb, Stelmar, Redwitz and Davis are parties to the Investor Rights Agreement, as a result of which, together with the other Group Member, they may be deemed to have shared voting power over an additional 4,807,457, 4,835,072, 5,150,334, and 5,081,930 shares of our common stock, respectively. Each of Messrs. Webb, Stelmar, Redwitz and Davis disclaims beneficial ownership of the shares held by the other Group Members.

(5)
Mr. Neff has sole voting and dispositive power over 11,053 shares of our common stock (which includes 5,982 shares which are issuable upon the settlement of RSUs, which are scheduled to vest within 60 days of March 25, 2019). Based solely on a Schedule 13D filed with the SEC on December 21, 2015, each of Mr. Neff and IHP Capital Partners VI, LLC ("IHP VI") has sole voting and dispositive power over 2,421,659 shares of our common stock, which included 5,041 shares of stock that vested in 2015 that were held in Mr. Neff’s name for the benefit of IHP VI. The amount reflected on IHP VI's 13D does not include shares of stock granted to Mr. Neff for his service as a director including 10,189 shares that vested in 2016 and 2017 which Mr. Neff transferred to IHP VI during 2017, 5,071 shares of stock that vested in 2018 and 5,982 shares of stock that are scheduled to vest within 60 days of March 25, 2019. Mr. Neff is President of IHP Capital Partners, which is an affiliate of IHP Capital Partners VI L.P. IHP Capital Partners VI L.P. has voting and dispositive power over the shares of our common stock held by IHP VI (collectively, IHP VI and IHP Capital Partners are "IHP"). Mr. Neff may be deemed to indirectly beneficially own the shares held by IHP, but disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Additionally, as a result of the Investor Rights Agreement, IHP, together with the other Group Members, may be deemed to have shared voting power over an additional 3,382,467 shares. IHP disclaims beneficial ownership of the shares held by the other Group Members. The address of IHP is 100 Bayview Circle, Suite 2000, Newport Beach, CA 92660.

(6)
Consists of 721,672 shares of the Common Stock held as of the date hereof by the W and L Stelmar Trust Dated 5/26/06, of which Mr. Stelmar is a trustee (the "Stelmar Trust"), 75,753 shares of Common Stock held directly by Mr. Stelmar and 181,818 stock options that Mr. Stelmar has the right to exercise.

(7)
Total does not include the 663,981 shares of Common Stock beneficially owned by Thomas Redwitz. Upon the March 1, 2019 retirement and resignation of employment by Mr. Redwitz, he is no longer an executive officer of the Company.

(8)
Based solely on a Schedule 13G/A filed with the SEC on February 8, 2019, each of Second Curve Capital, LLC and Thomas K. Brown have shared voting and dispositive power over 1,975,809 shares of our common stock, which are beneficially owned by Second Curve Capital, LLC and Thomas K. Brown. Second Curve Capital, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Based on information provided on this Schedule 13G/A, these shares of our common stock, which are beneficially owned by Second Curve Capital, LLC and Thomas K. Brown, are owned by advisory clients of Second Curve Capital, LLC, none of which owns more than five percent of our common stock. The address of Second Curve Capital, LLC is 350 5th Ave, Suite 4730, New York, NY 10118 and the address for Thomas K. Brown is c/o Second Curve Capital, LLC, 150 Radnor Chester Road, Suite F120, Radnor, Pennsylvania 19087.

(9)
Based solely on a Schedule 13G filed with the SEC on February 15, 2019 by UBS Group AG and its wholly owned subsidiaries UBS AG London Branch and UBS Securities LLC, UBS Group AG has shared voting and dispositive power over 1,969,378 shares of our common stock. The address of UBS Group AG is Bahnhofstrasse 45, P.O. Box CH-8098, Switzerland.

(10)
Based solely on a Schedule 13G filed with the SEC on February 13, 2019, FIL Limited has sole voting and dispositive power over 1,920,303 shares of our common stock. The Schedule 13G also reports that Fidelity (Canada) Asset Management ULC * FI beneficially owns 5% or more of our outstanding shares of common stock. Pandanus Partners, L.P. ("Pandanus") owns shares of FIL Limited voting stock. While the percentage of total voting power represented by these shares of FIL voting stock may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 48.5% of the total votes which may be cast by all holders of FIL voting stock. Pandanus Associates, Inc. acts as general partner of Pandanus. Pandanus is owned by trusts for the benefit of members of the Johnson family, including FIL's Chairman, Abigail P. Johnson, but disclaims that any such member is a beneficial owner of the securities reported on the Schedule 13G. The address of FIL Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda HM19.

(11)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2019, TCN/TNHC LP ("TCG LP") has sole voting and dispositive power over 1,512,498 shares of our common stock. The general partner of TCG LP is TCN/TNHC GP LLC, whose sole member is Tricon Housing Partners US II Equity Holdings LP, whose general partner is Tricon Housing Partners US II GP LLC, whose sole member is Tricon USA Inc., whose sole shareholder is Tricon Holdings USA LLC, whose sole member is Tricon US Topco LLC, whose sole member is Tricon Holdings Canada Inc., whose sole shareholder is Tricon Capital Group Inc. ("Tricon Capital" and collectively with TCG LP and the aforementioned Tricon Capital entities, the "Tricon Group"). The address of The Tricon Group is 7 St. Thomas Street, Suite 801, Toronto, Ontario, Canada A6 M5S 2B7.

(12)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2019, FMR LLC and Abigail P. Johnson each has sole dispositive power over 1,199,182 shares of our common stock. FMR LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co."), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.

(13)
Consists of 515,441 shares of the Common Stock held as of the date hereof by J. and T. Davis Family Trust (of which Joseph D. Davis is a trustee) (the "Davis Trust"), 35,126 shares of Common Stock held directly by Mr. Davis, and 181,818 stock options that Mr. Davis has the right to exercise.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2018 and 2017, information regarding the compensation awarded to, earned by or paid to our named executive officers, which for 2018 consisted of:
•    H. Lawrence Webb, our Chairman and Chief Executive Officer,
•     Thomas Redwitz, our Chief Investment Officer, and
•     John M. Stephens, our Chief Financial Officer.
Effective March 1, 2019, Mr. Redwitz retired and resigned from his position as Chief Investment Officer of the Company.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
H. Lawrence Webb Chairman and Chief Executive Officer	2018	$692,308	--	$909,989	--	--	$10,490	$1,612,787
	2017	$650,000	--	$812,994	--	$1,196,000	$10,377	$2,669,371
Thomas Redwitz Chief Investment Officer	2018	$550,000	--	$439,986	--	--	--	$989,986
	2017	$526,923	--	$499,992	--	$506,000	--	$1,532,915
John M. Stephens Chief Financial Officer	2018	$500,000	$175,000	$399,982	--	--	$20,945	$1,095,927
	2017	$488,462	--	$431,995	--	$460,000	$19,203	$1,399,660
 _________________

(1)	Amounts reflect discretionary bonuses paid to our named executive officers for 2018 performance.

(2)
Amounts reflect the grant date fair value of the restricted stock units, or RSUs, and performance share units, or PSUs, granted to the named executive officers, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on February 15, 2019. Only RSUs were granted in 2017, and in 2018, our named executive officers were granted both RSUs and PSUs. For 2018, this column includes the grant date fair value of each PSU award based on the probable outcome of the performance conditions on the grant date as computed in accordance with ASC Topic 718 (i.e. assuming, as of the grant date, that performance measures are achieved at the target) totaling $545,993, $263,991 and $239,989, for Messrs. Webb, Redwitz and Stephens, respectively. The value for each 2018 PSU award as of the grant date, assuming the maximum level of performance, is $819,002, $395,999 and $360,001 for Messrs. Webb, Redwitz and Stephens, respectively.

(3)
Amounts shown in this column represent incentive cash bonus awards earned by our named executive officers for performance during 2017 pursuant to our 2017 annual bonus program under our Executive Incentive Compensation Plan.

(4)	Amounts shown in this column represent other compensation in the form of 401(k) match, as well as cell allowance, auto allowance and toll reimbursements that were $10,000 or more in the aggregate.

Narrative to Summary Compensation Table
Components of Compensation
The individual components of our executive compensation program consist primarily of (i) base salary, (ii) annual cash-based bonus opportunities, (iii) long-term equity incentives and (iv) retirement savings opportunities and limited other employee benefits.
2017 and 2018 Salaries
Effective upon the completion of our initial public offering in February 2014, we entered into amended and restated employment agreements with Messrs. Webb and Redwitz, pursuant to which the annual base salaries for Messrs. Webb and Redwitz were established at $500,000 and $450,000, respectively. Mr. Stephens became our Chief Financial Officer on June 26, 2015. We entered into an employment agreement with Mr. Stephens pursuant to which his annual base salary was established at $450,000. The terms of the employment agreements entered into by Messrs. Webb, Redwitz and Stephens are described in more detail below under "Employment Agreements."
Effective March 5, 2016, the Compensation Committee approved an increase to Mr. Webb’s salary from $500,000 to $650,000. Effective March 18, 2017, the Compensation Committee approved increases to the salaries for Messrs. Redwitz and Stephens from $450,000 to $550,000 and from $450,000 to $500,000, respectively. On February 12, 2018, Mr. Webb's salary was increased from $650,000 to $700,000. The base salaries for Messrs. Redwitz and Stephens remained unchanged for 2018. In each of the foregoing cases, the Compensation Committee made the determinations to increase the executives' salaries following consultation with SBCG, its independent compensation consultant. SBCG provided our Compensation Committee and Board with compensation information for public homebuilders and compensation data related to executives at public homebuilders which the Compensation Committee considered in making its salary determinations. Further, the Compensation Committee considered the increased efforts required of Mr. Redwitz in transitioning the chief operating officer responsibilities to Leonard Miller, who was hired as our Chief Operating Officer in March 2017, in addition to the responsibilities associated with the Chief Investment Officer role when it made its determination to increase Mr. Redwitz's salary to $550,000.
2018 Bonuses
In 2018, each of the named executive officers participated in an annual bonus compensation program under our Executive Incentive Compensation Plan. Under the bonus program, each named executive officer was eligible to receive a cash bonus based on achievement of a pre-established pretax income goal for 2018. In order for the executives to be eligible to receive a bonus for 2018 performance, our company had to achieve at least 75% of the target performance goal. The 2018 target bonuses for the named executive officers were as follows:

Named Executive Officer	2018 Target Bonus ($)	2018 Target Bonus (as % of Base Salary)
H. Lawrence Webb	$1,400,000	200%
Thomas Redwitz	$550,000	100%
John Stephens	$500,000	100%
Each was eligible to receive a bonus ranging from 50% to 200% of the executive’s target bonus, based on the following payout schedule:

Performance	% of Target Performance Goal	Payout (% of Target)
Maximum	>125%	200%
Target	100%	100%
Threshold	75%	50%
< Threshold	<75%	0%

In 2018, the Company did not achieve at least 75% of its target performance goal and accordingly, the annual bonus compensation program yielded no bonuses to any of the named executive officers. The Compensation Committee determined that H. Lawrence Webb, the Company's Chief Executive Officer, and Thomas Redwitz, the Company's Chief Investment Officer, would receive no bonuses. In February 2019, in recognition of his contributions in 2018 and in acknowledgment of his continued value to the Company, the Compensation Committee approved a $175,000 discretionary bonus to John Stephens.
2017 Bonuses
In 2017, each of the named executive officers participated in an annual bonus compensation program under our Executive Incentive Compensation Plan. Under the bonus program, each named executive officer was eligible to receive a cash bonus based on achievement of a pre-established pretax income goal for 2017. In order for the executives to be eligible to receive a bonus for 2017 performance, our company had to achieve at least 75% of the target performance goal. The 2017 target bonuses for the named executive officers were as follows:

Named Executive Officer	2017 Target Bonus ($)	2017 Target Bonus (as % of Base Salary)
H. Lawrence Webb	$1,300,000	200%
Thomas Redwitz	$550,000	100%
John Stephens	$500,000	100%
Each was eligible to receive a bonus ranging from 50% to 200% of the executive’s target bonus, based on the following payout schedule:

Performance	% of Target Performance Goal	Payout (% of Target)
Maximum	>125%	200%
Target	100%	100%
Threshold	75%	50%
< Threshold	<75%	0%

In 2017, we achieved approximately 96% of the target performance goal, resulting in the payment of 92% of each executive’s target bonus. The following table sets forth the aggregate 2017 bonuses paid to each named executive officer:

Named Executive Officer	2017 Bonus
H. Lawrence Webb	$1,196,000
Thomas Redwitz	$506,000
John Stephens	$460,000

2018 Equity Compensation

In 2018, the Compensation Committee, in consultation with SBCG, incorporated for the first time a performance-based equity component into its equity compensation program for its executive officers. In determining the equity awards granted in 2018, consideration was given to the form and amount of awards typically granted to executives at other public homebuilders. SBCG provided our Compensation Committee with compensation information for public homebuilders and compensation data related to executives at public homebuilders which the Compensation Committee considered in making awards. Pursuant to such program, the Compensation Committee approved a mix of time-based RSU awards and performance-based PSU awards of 40% and 60% of the total award amount, respectively, for each executive officer under the Company's Amended and Restated 2016 Incentive Award Plan (the "2016 Plan"). Based on advice from SBCG, in determining the size of equity awards, the Compensation Committee utilized a formula of 130% of base salary for the CEO and 80% of base salary for the other executive officers.

Performance Share Unit Grants.
In February 2018, the Compensation Committee approved a form of performance share unit award agreement ("PSU Agreement") to be used to grant PSUs to its executive officers and certain other key corporate leaders in the organization under the 2016 Plan. In consideration of the Board's focus on maximizing the Company's return on equity, the Compensation Committee selected average return on equity and cumulative earnings per share goals during a two-year performance period. In determining the number of PSUs that are earned, the two performance goals each are weighted 50%. The performance period applicable to the PSU awards granted to the executive officers commenced on January 1, 2018 and ends on December 31, 2019. Each named executive officer is eligible to vest in and receive a number of shares of the Company's common stock ranging from 0% to 150% (with the threshold at 50%) of the target number of PSUs ("Target PSUs") associated with the applicable performance goal as shown by the chart below.
The number of PSUs that are earned based on the achievement of the performance goals will vest as to 50% of the PSUs on the last day of the performance period (i.e., December 31, 2019) and 50% on the first anniversary thereof (i.e., December 31, 2020), subject to the executive’s continued service. In addition, each PSU award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of PSUs that vest, had such shares been outstanding on the record date(s) that occur over the period beginning on the first day of the performance period through the date on which the shares are issued, if any. Any PSUs that remain unvested as of the date on which an executive’s employment terminates, and any PSUs that do not vest as a result of the failure to achieve the applicable performance goals, will be forfeited. In the event the named executive officer experiences a qualifying termination of employment, he will be entitled to certain accelerated vesting of the PSUs, as described under "Executive Compensation Arrangements Upon Certain Departures" on page 28.

The Compensation Committee granted the PSU awards effective February 16, 2018 using the dollar-denominated values of the award in the table below divided by the closing price per share of the Company’s common stock on February 16, 2018 (two trading days following our 2017 fiscal year-end earnings release) in accordance with the Company's equity grant practices policy:

Named Executive Officer	Dollar-Denominated Value of Performance Share Units	Number of Target PSUs
H. Lawrence Webb	$546,000	46,746
Thomas Redwitz	$264,000	22,602
John Stephens	$240,000	20,547

2018 Restricted Stock Unit Grants.
Starting in February 2017, our named executed officers have been granted restricted stock units ("RSUs") under the 2016 Plan. The terms of the awards made under the 2016 Plan differ from the terms of awards granted under the 2014 Long-Term Incentive Plan (the "2014 Plan") in that the grants under the 2016 Plan do not provide for (i) pro-rated vesting upon the executive's retirement or (ii) full vesting immediately prior to a change in control. In addition to the foregoing provisions, on February 12, 2018, the Compensation Committee further revised its award agreements for grants of RSUs made under the 2016 Plan to provide that dividend equivalent payments would only be made if the underlying RSU vests (the "2018 RSU Agreement"). See "Executive Compensation Arrangements Upon Certain Departures" on page 28 for a discussion of accelerated vesting upon certain departures from service with us.
The Compensation Committee approved RSU grants from the 2016 Plan utilizing the 2018 RSU Agreement to each of our named executive officers with a grant date of February 16, 2018 as set forth in the table below. These RSU awards vest in equal annual installments on each of the first, second and third anniversaries of the grant date, subject to the grantee’s continuous service with the Company. The Compensation Committee granted the RSU awards using the following dollar-denominated values of the award divided by the closing price per share of the Company’s common stock on February 16, 2018 (two trading days following our 2017 fiscal year-end earnings release) in accordance with the Company's equity grant practices policy discussed below:

Named Executive Officer	Dollar-Denominated Value of Restricted Stock Units	Number of Restricted Stock Units
H. Lawrence Webb	$364,000	31,164
Thomas Redwitz	$176,000	15,068
John Stephens	$160,000	13,698
2017 Equity Compensation
In February 2017, the Compensation Committee approved RSU grants from the 2016 Plan to each of our named executive officers with a grant date of February 24, 2017 as described in the table below which vest in equal annual installments on each of the first, second and third anniversaries of the grant date, subject to the grantee’s continuous service with the Company. The Compensation Committee granted the RSU awards using the following dollar-denominated values of the award divided by the closing price per share of the Company’s common stock on February 24, 2017 (two trading days following our 2016 fiscal year-end earnings release) as set forth below. In determining the RSU awards granted in 2017, consideration was given to the form and amount of awards typically granted to executives at other public homebuilders. SBCG provided our Compensation Committee and Board with compensation information for public homebuilders and compensation data related to executives at public homebuilders which the Compensation Committee considered in making awards. The Compensation Committee granted the RSU awards using the following dollar-denominated values of the award divided by the closing price per share of the Company’s common stock on February 24, 2017 (two trading days following our 2016 fiscal year-end earnings release):

Named Executive Officer	Dollar-Denominated Value of Restricted Stock Units	Number of Restricted Stock Units
H. Lawrence Webb	$813,000	75,839
Thomas Redwitz	$500,000	46,641
John Stephens	$432,000	40,298
Based on advice from SBCG, the Compensation Committee generally utilized a formula of 125% of base salary for RSU awards to the CEO and 96% of base salary for the other executive officers. The grants for 2017 were based on the salary in effect for each executive officer on February 24, 2017. In 2017, the Compensation Committee determined to increase Mr. Redwitz's RSU grant from a value of $432,000 to $500,000 in recognition of the additional efforts that would be required in transitioning chief operating officer responsibilities from Mr. Redwitz to Mr. Miller, who was hired in early 2017 as the Company's Chief Operating Officer.
Equity Grant Practices
It is the Company's policy that equity grants generally occur on pre-established dates, with employee annual grants generally occurring on the date that is two full trading days after the public release of fiscal year-end earnings, or (if during a time not around our fiscal year-end earnings) the Monday following the date the Compensation Committee approves the awards. The Compensation Committee approves annual awards for all employees. All new hire and promotion grants are also approved by the Compensation Committee. Such awards are generally made effective on the latest of (i) approval by the Compensation Committee, (ii) the employee’s date of hire/promotion or (iii) as of the first open trading day under the Company’s insider trading policy after the employee’s date of hire/promotion if such date is not open for trading under the Company’s insider trading policy, as applicable. Annual and initial awards for non-employee directors are approved by the Company’s Board of Directors, which may include automatic grants under a director compensation program or policy approved by the Board. Annual awards for directors are generally granted on the date of the applicable annual shareholder meeting. Initial awards are generally granted on the date the new director is appointed or elected to the Board, if such date is a date that is open for trading under the Company’s insider trading policy, or as of the first open trading day after the new director is appointed or elected if such date is not open for trading under the Company’s insider trading policy. Annual awards are usually granted based on a specified dollar amount, with the number of shares for each award determined by dividing the dollar amount by the closing market price of our stock on the grant date, rounded down to the nearest whole unit.
Clawback Policy
The Company maintains a clawback policy which requires certain cash and equity incentive compensation to be repaid to the Company by current and former executive officers meeting the definition set forth in Rule 16a-1(f) of the Exchange Act ("Covered Persons") if awarded in the event of the Company being required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws as a result of willful, fraudulent, intentional or grossly negligent misconduct by such Covered Person or by the Company. The Clawback Policy also authorizes the Compensation Committee to recoup incentive compensation, including time-based equity, from any of the Company's employees and Covered Persons (a "grantee") in the event such grantee has engaged in "detrimental conduct" (including, among other things, the commission of an act of fraud, the unauthorized removal of Company property, any acts of violence, improper disclosure of Company information, grantees failure to perform duties as described in a written document, a material breach of the Company's Code of Business Conduct and Ethics, any other act or omission which constitutes "cause" for termination under a grantee's individual employment or severance agreement, if any) for a period of 24 months following the date of the occurrence of such detrimental conduct. The Compensation Committee is authorized to implement and interpret the Company's Clawback Policy.
Employment Agreements
Effective upon the completion of our initial public offering, we entered into amended and restated employment agreements with Messrs. Webb and Redwitz. Effective March 13, 2017, in connection with the resignation of Wayne Stelmar, Mr. Redwitz’s employment agreement was amended to appoint him as Chief Investment Officer. We entered into an employment agreement with Mr. Stephens on June 26, 2015 in connection with the commencement of his employment. The employment agreements with Messrs. Webb, Redwitz, and Stephens each have an initial term expiring on the third anniversary of the effective date of the employment agreement. Each employment agreement provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 180 days’ prior written notice of non-renewal.

The employment agreements provide for, among other things:

•	an annual base salary of $500,000, $450,000, and $450,000 respectively, for Messrs. Webb, Redwitz, and Stephens, subject to increases approved from time to time;
•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by our Compensation Committee;
•	subject to the approval of our Compensation Committee, eligibility for equity-based compensation awards on the same terms and conditions as other senior executive officers; and
•	participation in any employee benefit plans and programs that are maintained from time to time for our other officers.
The employment agreements contain customary employee non-solicitation provisions that apply during the term of the agreements and for two years after the termination of the executive’s employment. The employment agreements also contain standard confidentiality provisions that apply during the term of the agreements and after the termination of the executive’s employment.
Redwitz Separation and Consulting Agreements
Effective March 1, 2019, Mr. Redwitz resigned as Chief Investment Officer and executed a separation agreement and general release of claims with the Company pursuant to which Mr. Redwitz will receive a cash severance payment of $1,100,000, payable in a single cash lump sum, as well as company-paid continued healthcare coverage to the earlier of (i) the twelve-month anniversary of March 1, 2019 or (ii) the date that Mr. Redwitz obtains substantially similar health care coverage. Under the separation agreement, Mr. Redwitz forfeited any Company equity awards, to the extent unvested as of the March 1, 2019.
Also effective March 1, 2019, Mr. Redwitz and the Company entered into a consulting agreement pursuant to which Mr. Redwitz serves as a consultant to the Company for an initial one-year term commencing on the Effective Date, subject to continuation by the mutual agreement of Mr. Redwitz and the Company. Under the consulting agreement, Mr. Redwitz receives the following payments and benefits: (i) a monthly consulting fee of $10,000, (ii) each outstanding vested Company stock option held by Mr. Redwitz as of the Effective Date (each, a "Pre-Consulting Stock Option") will remain outstanding and exercisable in accordance with its terms (based on Mr. Redwitz’s continued provision of consulting services thereafter rather than continued employment) and (iii) reimbursement for reasonable business expenses incurred in connection with the provision of consulting services in accordance with Company policy.
In the event that the Consulting Agreement and Mr. Redwitz’s consulting services are terminated by the Company without cause after the three-month anniversary of March 1, 2019, then, subject to his timely execution and non-revocation of a general release of claims, Mr. Redwitz will receive a payment of $10,000 payable in a single lump sum payable on the 30th day following the termination date. In addition, if the consulting agreement and Mr. Redwitz’s consulting services are terminated by either party for any reason (other than by the Company for cause), including at the end of the initial one-year term due to the Company’s decision not to renew the agreement, then each remaining Pre-Consulting Stock Option will remain exercisable for three months following the termination date (but in no event beyond the maximum term of the option).
Each of the separation agreement and the consulting agreement also requires Mr. Redwitz’s continued compliance with restrictive covenants and the Company’s continued compliance with indemnification and insurance obligations each included in Mr. Redwitz’s employment agreement.

Other Elements of Compensation
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions vest ratably depending on length of service with the Company.
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; medical and dependent care flexible spending and health savings accounts; short-term and long-term disability insurance; and life insurance. We believe these health and welfare benefits are necessary and appropriate to provide a competitive compensation package to our named executive officers and employees generally.
During the 2018 fiscal year, certain members of management, including named executive officers, are eligible for up to $1,200 in reimbursements annually for mobile phone usage and a car allowance of up to $7,200 annually. Named executive officers may also be reimbursed for highway toll charges.
We do not maintain any defined benefit pension plans or nonqualified deferred compensation plans.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by us.
Executive Compensation Arrangements Upon Certain Departures
Under the current employment agreements with our named executive officers and our executive officer, Leonard Miller, we pay the following amounts upon qualifying departures from service with us. We may terminate the employment of such individuals at any time with or without cause, and the executive may terminate his employment with or without good reason. As described above under "Redwitz Separation and Consulting Agreements," in connection with his resignation, Mr. Redwitz's employment agreement was terminated effective March 1, 2019.
Termination for cause or resignation without good reason.
If we terminate an executive's employment for cause, or if the executive officer resigns without good reason, the executive officer will be entitled to receive any earned but unpaid annual base salary, any earned but unpaid prior-year bonus, reimbursement of expenses incurred prior to the date of termination, accrued vacation and any other paid-time-off and any benefits that have been earned and accrued prior to the date of termination (referred to as the "Earned Benefits").
Termination without cause or resignation for good reason or due to disability or death; Termination in the event of a Change in Control
Employment Agreements
If we terminate an executive officer’s employment without cause or if the executive officer terminates his employment for good reason or due to disability or death, the executive officer will be entitled to receive the Earned Benefits. In addition we will reimburse the employer-subsidized portion of the premium under our health and dental plans for a period of 24 months, in the case of Mr. Webb, or 12 months, in the case of Messrs. Stephens and Miller (and previously Mr. Redwitz) (or until such earlier date on which they obtain substantially similar coverage).
Our employment agreements also provide that if we terminate an executive officer’s employment without cause or if the executive officer terminates his employment for good reason, the executive officer will also be entitled to receive a lump sum cash payment in an amount equal to one times or, in the case of Mr. Webb, two times the sum of (i) the executive officer’s annual base salary, plus (ii) the greater of his target cash bonus or an average of the last three years' bonus (the "Bonus"). In the event of a termination of the executive without cause or a termination by the executive for good reason on or within 24 months after a change in control (a "CIC Termination"), (a) Mr. Webb is entitled to three times his Bonus and salary and (b) each of Messrs. Stephens and Miller (and previously Mr. Redwitz) is entitled to two times his Bonus and salary. These severance benefits will be payable only if the executive officer signs and does not revoke a waiver and release of any claims against us.
The employment agreements also provide that if a change in control of the Company occurs, the employment agreements’ term automatically will be extended to the second anniversary of the change in control (with one-year extensions continuing thereafter).

Equity Award Agreements. Our forms of RSU, stock option and PSU agreements provide for accelerated vesting in the event of certain executive departures.

We have granted RSUs under both the 2014 Plan and the 2016 Plan. The award agreements for RSU grants made to executive officers differs from the terms of awards under the 2014 Plan in that the agreements under the 2016 Plan allow for (i) pro-rated vesting upon the executive's retirement or (ii) full vesting immediately prior to a change in control. On February 11, 2019, the Compensation Committee adopted a revised form of restricted stock unit award agreement (the "2019 RSU Agreement") for RSUs granted to the executive officers commencing in 2019 under the 2016 Plan. The 2019 RSU Agreement differs from prior RSU agreements in that it provides that in the event the grantee’s employment is terminated without "cause" or for "good reason", in either case, on or within 24 months following a change in control, then the restricted stock units will accelerate and become fully vested as of the date of termination. The Compensation Committee also approved an amendment to restricted stock unit awards granted pursuant to the 2014 Plan or the 2016 Plan that are outstanding as of February 11, 2019, such that the awards will vest in full on a termination of service without "cause" or for "good reason", in either case, that occurs on or within 24 months following a change in control.

Under our form of stock option agreement, upon the executive’s termination of service without "cause" or for "good reason", or a termination of service due to death or disability, then the stock option will vest and become exercisable with respect to the number of shares underlying the option that would have become vested and exercisable on the first vesting date after such termination of service, had the executive remained in service through such date. However, if such termination without cause or for good reason occurs on or within 24 months following a change in control, then the option will accelerate and become fully vested and exercisable as of the date of termination. If the executive’s service is terminated due to his "retirement", then the option will vest and become exercisable with respect to the number of shares underlying the option equal to (i) the number of shares underlying the option that would have become vested and exercisable on the first vesting date after such termination of service, had the executive remained in service through such date, multiplied by (ii) the product of (A) 1/12, and (B) the number of whole months between the vesting date immediately preceding such termination of service and the date of termination.

Finally, under our form of PSU Agreement, if the executive experiences a termination of employment without "cause" or for "good reason" or due to death or disability during the performance period, then the executive will vest in the Target PSUs (as defined above under "2018 Equity Compensation—Performance Share Unit Grants"), pro-rated based on the amount of time the executive was employed over the performance period. If any such termination occurs following the performance period but prior to full vesting, the executive will vest in a pro-rated number of PSUs that remain outstanding and unvested as of the termination date. If the executive’s employment is terminated due to his "retirement" during the performance period, then the PSUs will remain outstanding and eligible to vest based on the achievement of performance goals, and will be pro-rated based on the amount of time the executive was employed over the performance period. If a change in control occurs following the executive’s retirement, then the pro-ration will be applied to the Target PSUs. If the executive’s employment is terminated due to his "retirement" after the performance period, the executive will vest in a pro-rated number of PSUs that remain unvested as of his retirement. If the Company undergoes a change in control during the performance period and the award is not assumed, then the executive will vest in the Target PSUs. In the event the award is assumed in connection with a change in control, then the Target PSUs will performance-vest and will remain outstanding to vest as to 50% of the Target PSUs on each of the two applicable service-vesting dates described above. If the Company undergoes a change in control after the performance period and the award is not assumed, the executive will vest in the number of PSUs that remains unvested as of such change in control.

Prohibitions on Hedging and Pledging Company Stock
In order to avoid creating conflicts between an executive's interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from hedging the economic risk of owning Company shares and does not allow pledging of Company stock.
Executive Stock Ownership Guidelines
In November 2016, the Compensation Committee adopted stock ownership guidelines applicable to the Chief Executive Officer and all other executive officers. Under these guidelines each executive officer must hold 100% of all "net shares" received from the vesting, delivery or exercise of equity awards granted by us until the executive beneficially owns shares of our common stock equal to six times base salary, in the case of the Chief Executive Officer, and two times the base salary in the case of any other executive officer (the "exec ownership threshold"). The "net shares" means those shares of common stock that remain after payment, as applicable, of (i) the exercise price of stock options or purchase price of other awards and all applicable withholding taxes, including shares sold or netted with respect thereto, and (ii) all applicable transaction costs. To determine the number of shares required to meet the exec ownership threshold, we use (1) with respect to shares of Company common stock underlying equity awards granted to the executive by the Company, the per share price that was used to value such equity awards when granted or the current market price per share, whichever is greater and (2) with respect to shares of company Common Stock otherwise acquired, the Company common stock is valued at the greater of the executive’s cost basis and the current market price per share. Each executive is expected to attain the ownership threshold within five years of becoming subject to the guidelines; provided that in the event of an increase in base salary that has the effect of increasing the exec ownership threshold, the executive shall then be required to hold 100% of such executive’s net shares until such time that such increased exec ownership threshold is met and shall not be deemed to be "out of compliance" with this policy unless he or she sells shares prior to reaching such increased exec ownership threshold. Mr. Webb and Mr. Redwitz, each founders of the Company, already own shares in excess of their respective exec ownership thresholds.
2019 Developments
As noted previously, effective March 1, 2019, Mr. Redwitz resigned his position as Chief Investment Officer. Mr. Redwitz continues to provide consulting services to the Company in the areas of land and architectural planning and design. On January 23, 2019, our current executive officer, Leonard Miller, was appointed as our President in addition to his existing role as Chief Operating Officer. We anticipate that Mr. Miller will qualify as a "named executive officer" for the 2019 fiscal year and have included information in this Proxy Statement regarding his compensation in 2019 for informational purposes only. Mr. Miller's compensation is reviewed and approved by our Compensation Committee with input from SBCG. Following consultation with SBCG as to the salaries typically set for executives at other public homebuilders, as well as a review of compensation information for public homebuilders and compensation data related to executives at public homebuilders, the Compensation Committee approved an increase in the annual base salary for Mr. Miller from $500,000 to $550,000, effective upon the first pay period following February 11, 2019, due to his promotion and assumption of all day-to-day aspects of the Company's operations.

2019 Target Bonuses. In addition, the Compensation Committee approved the 2019 target bonuses for each executive officer under our 2019 annual bonus program established pursuant to our Executive Incentive Compensation Plan. Under the 2019 annual bonus program, each executive officer is eligible to receive a cash bonus based on achievement of a pre-established pretax income goal for 2019 (the "2019 Bonus Target"). Target bonuses are based on a percentage of the executive’s base salary. In 2018, for our CEO, the target cash bonus was 200% of base salary and for our other executive officers was 100% of base salary ("Historical Cash Targets"). For the 2019 annual bonus program, the Compensation

Committee set the target bonuses at the Historical Cash Targets, but then, for purposes of bonus payouts, applied a 50% discount factor (i.e. 50% of the Historical Cash Targets) for achieving 100% of the 2019 Bonus Target in an effort to reduce executive compensation spend for the 2019 fiscal year. While bonus payouts under the 2019 annual bonus program, similar to prior years' payout schedules, are scaled incrementally around the target with a minimum percentage threshold of target performance to a maximum of 200% of target performance, the Compensation Committee also has the discretion to adjust each payout by +/- 30% of funding of the Historical Cash Target amounts based on a discretionary assessment of other elements of overall performance (incorporating factors such as reducing leverage, increasing cash flow, and assessing other strategic decisions). By way of example, achieving 100% of the 2019 Bonus Target would result in funding at 50% of Historical Cash Targets and the Compensation Committee would have discretion to adjust down to 35% or up to 65% of such Historical Cash Targets.

Restricted Stock Units. The Compensation Committee approved grants of RSUs pursuant to the 2019 RSU Agreement to each executive in the table set forth below. The RSUs vest in three equal installments on each of the first three anniversaries of the grant date, subject to continued service on the applicable vesting date, and when vested, each unit entitles the executive to one share of the Company’s common stock. The grants were made on February 20, 2019, on the date that was two trading days after the Company reported its 2018 results.

Executive Officer	Number of RSUs
H. Lawrence Webb	20,548
Leonard S. Miller	18,836
John Stephens	15,068

Stock Options. The Compensation Committee also approved a form stock option agreement (the "Stock Option Agreement") and the grant of stock options to certain executive officers, pursuant to the 2016 Plan and Stock Option Agreement. The number of shares underlying each stock option granted to each executive is set forth in the table below. Each stock option vests in three equal installments on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date. The grants were made on February 20, 2019, on the date that was two trading days after the Company reported its 2018 results.

Executive Officer	Number of Options
H. Lawrence Webb	81,801
Leonard S. Miller	74,984
John Stephens	59,987

Mr. Redwitz did not receive any equity award on account of his retirement and resignation from the Company effective March 1, 2019. Annual awards are usually granted based on a specified dollar amount, with the number of shares for each award determined by dividing the dollar amount by the closing market price of our stock on the grant date, rounded down to the nearest whole unit. However, for our 2019 annual stock grants, the value of equity grants to each executive was significantly reduced compared to prior years in an effort to reduce the dilutive impact of equity based compensation to the Company's stockholders due to the lower stock price.

Outstanding Equity Awards at Fiscal Year End
The following tables set forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2018:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (the 2014 Plan(2)	Number of Shares or Units of Stock That Have Not Vested (the 2016 Plan)	Market Value of Shares or Units of Stock That Have Not Vested(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(6)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(7)
H. Lawrence Webb	227,273	$11.00	01/30/2024	20,729	81,723(3)	$535,824	23,374	$122,246
Thomas Redwitz	181,818	$11.00	01/30/2024	14,328	46,162(4)	$316,363	11,302	$59,109
John Stephens	-	-	-	14,328	40,563(5)	$287,080	10,274	$53,733
___
(1)     Each of the options vested on January 30, 2017 and were granted from the 2014 Plan.
(2)    Remaining unvested shares vested on February 28, 2019.
(3)    Remaining unvested shares vest: 10,388 on February 16, 2019, 25,280 on February 24, 2019, 10,388 on February 16, 2020, 25,279
on February 24, 2020, and 10,388 on February 16, 2021. All outstanding RSUs vest in three equal installments on each of the first three anniversaries of the grant date, subject to continued service on the applicable vesting date, and when vested, each unit entitles the executive to one share of the Company’s common stock.

(4)
Remaining unvested shares vested 5,023 on February 16, 2019, 15,547 on February 24, 2019, and 5,023 shares that would have vested on February 16, 2020, 15,547 shares that would have vested on February 24, 2020, and 5,022 shares that would have vested on February 16, 2021 were canceled upon Mr. Redwitz's retirement and resignation from the Company on March 1, 2019.

(5)    Remaining unvested shares vest: 4,566 on February 16, 2019, 13,433 on February 24, 2019, 4,566 on February 16, 2020, 13,432
on February 24, 2020, and 4,566 on February 16, 2021. All outstanding RSUs vest in three equal installments on each of the first three anniversaries of the grant date, subject to continued service on the applicable vesting date, and when vested, each unit entitles the executive to one share of the Company’s common stock.

(6)
Represents PSUs granted to the named executive officers and show what would be earned if threshold performance levels are achieved for the performance period. The number of shares of the Company's common stock that vest range from 0% to 150% of the target number of PSUs based on achievement of the performance measures during the performance period that commenced January 1, 2018 and ends on December 31, 2019. The threshold number of shares is 50% of the target number of PSUs. The number of PSUs that are earned based on the achievement of the performance goals will vest as to 50% of the PSUs on the last day of the performance period (i.e., December 31, 2019) and 50% on the first anniversary thereof (i.e., December 31, 2020), subject to the executive’s continued service. The performance goals for these PSUs are described in the "2018 Equity Compensation" section of the Executive Compensation section above.

(7)	Based on the $5.23 per share closing price of our common stock on the NYSE on December 31, 2018 (the last trading day of fiscal 2018).

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2018, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our Board upon exercise of options, vesting of RSUs, PSUs, or under any other rights under all of our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by stockholders	1,416,119	$11.00	1,517,515
Plans not approved by stockholders	-	-	-

Total	1,416,119	$11.00	1,517,515

(a)
Represents an aggregate of 821,470 options outstanding under the 2014 Plan, plus an aggregate of 469,227 outstanding RSUs under the 2016 Plan and the 2014 Plan, plus an aggregate 125,422 outstanding PSUs at "target" levels under the 2016 Plan. The maximum number of shares that may be earned under our PSU awards is 150% of the target number of PSUs. If the maximum number of shares were earned under all outstanding PSUs, it would amount to an additional 62,710 shares outstanding.

(b)	Represents the weighted-average exercise price of the 821,470 outstanding options under the 2014 Plan.

(c)
Represents the aggregate number of securities remaining available for issuance under the 2016 Plan and the 2014 Plan. 51,681 shares remained available for issuance under the 2014 Plan and 1,465,834 shares remained available for issuance under the 2016 Plan. If the maximum number of shares were earned under all outstanding PSU awards, it would reduce the number of shares available for issuance under the 2016 Plan by 62,710.

COMPENSATION OF DIRECTORS
Non-Employee Director Compensation Philosophy and Program
Our Compensation Committee is responsible for the periodic review of compensation and benefits paid to non-employee directors, and the determination of the compensation of all non-employee directors is approved by our Board, following consultation with SBCG. We believe that compensation for non-employee directors should be competitive and should align the interests of our directors with our stockholders’ interests through the payment of a portion of director compensation in RSUs.
Below is the non-employee director compensation program effective for the 2018 fiscal year. Under this program, the non-employee directors were eligible to receive the following cash and equity compensation:

Annual Cash Retainer	$45,000
Annual Equity Grant	$60,000 in value of RSUs
Committee Cash Retainers
Audit	$20,000 (Chair); $8,500 (Other Members)
Compensation	$15,000 (Chair); $6,000 (Other Members)
Nominating	$15,000 (Chair); $6,000 (Other Members)
Executive	$15,000

In addition, on February 12, 2018, the Compensation Committee approved an additional annual cash retainer for its Lead Independent Director of $25,000.
Each Board member who serves on the board and is re-elected as a director is granted his or her annual RSU award on the date of such annual meeting (each an "Annual Grant"). Each Annual Grant vests in full on the earlier of (i) the date of the next annual meeting of the Company’s stockholders following the applicable grant date (it being understood that the Annual Grant shall vest on the date of such annual meeting whether or not the director is re-elected at such meeting, so long as the director serves through such meeting) and (ii) the first anniversary of the applicable grant date, subject in each case to continued service.
We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at Board and committee meetings. Directors who are employees do not receive any compensation for their services as directors.
Director Stock Ownership Guidelines
     Under our stock ownership guidelines, each non-employee director must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted by us until the non-employee director beneficially owns shares of our common stock equal to three times the annual cash retainer, which, as of the current date, is $135,000 (the "ownership threshold"). We use, (i) with respect to shares underlying equity awards granted to the director by us, the share price that was used to value the equity awards when granted and (ii) with respect to shares otherwise acquired, the price at which such shares were acquired, as applicable, to determine the number of shares required to meet the ownership threshold. In addition, the shares subject to the ownership threshold requirement are net of any shares of common stock that remain after payment, as and if applicable, of (i) the exercise price of stock options or purchase price of other awards and all applicable withholding taxes, including shares sold or netted with respect thereto, and (ii) all applicable transaction costs ("net shares"). Each non-employee director is expected to achieve his or her threshold ownership requirement within three years of joining the Board or the third anniversary of the date of an increase in the ownership threshold; provided that in the event of an increase in retainer which has the effect of increasing the ownership threshold, the director shall then be required to hold 100% of the net shares until such time as such increased ownership threshold is met and shall not be deemed to be "out of compliance" with this policy unless he or she sells net shares prior to reaching such increased ownership threshold. As of March 25, 2019, all of our directors met the ownership threshold utilizing the ownership definitions described above.
Non-Employee Director Compensation Table
The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2018. All of our non-employee directors were appointed to the Board effective upon the closing of our initial public offering.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation(3)	Total
Sam Bakhshandehpour	$59,500	$59,999	-	$119,499
Michael Berchtold	$79,542	$59,999	-	$139,541
David Berman	$29,000	-	-	$29,000
Paul C. Heeschen	$59,750	$59,999	-	$119,749
Gregory P. Lindstrom	$66,000	$59,999	-	$125,999
Cathey Lowe	$71,000	$59,999	-	$130,999
Douglas C. Neff	$60,000	$59,999	-	$119,999
Wayne Stelmar	$60,000	$59,999	$94,563	$214,562
Nadine Watt	$29,000	-	-	$29,000
William A. Witte	$56,750	$59,999	-	$116,749

(1)
The amounts shown equal the grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718. Each non-employee director received an award of 5,982 RSUs on May 22, 2018 under the Plan and each subject to vesting in full on the earlier of the 2019 Annual Meeting of Stockholders and first anniversary of their respective grant date. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on February 15, 2019. The grant date fair market value of each RSU granted on May 22, 2018 was $10.03.

(2)		The following table sets forth the outstanding equity awards held by each of our non-employee directors as of December 31, 2018.

	Director		RSUs Outstanding at December 31, 2018
	Sam Bakhshandehpour	5,982
	Michael Berchtold	5,982
	David Berman(4)	-
	Paul C. Heeschen	5,982
	Gregory P. Lindstrom	5,982
	Cathey Lowe	5,982
	Douglas C. Neff	5,982
	Wayne Stelmar	20,310
	Nadine Watt(4)	-
	William A. Witte	5,982

(3)
Includes $89,357 in consulting fees earned by Mr. Stelmar as a consultant for the Company and other income of $5,206 which includes health benefits reimbursement payable pursuant to his consulting agreement with the Company.

(4)		The terms of Nadine Watt and David Berman expired on May 22, 2018, as they were not renominated for reelection at our 2018 Annual Meeting of Stockholders.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board has selected Ernst & Young LLP ("Ernst & Young") as our independent registered public accountants for the year ending December 31, 2019, and has further directed that management submit the selection of the independent registered public accountants for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and are expected to be available to respond to appropriate questions.
At least annually, the Audit Committee reviews the Company's independent registered public accounting firm to decide whether to retain such firm on behalf of the Company. Ernst & Young has been the Company's independent registered accounting firm (including its predecessor The New Home Company LLC) since 2010. When conducting its latest review of Ernst & Young, the Audit Committee actively engaged with Ernst & Young's engagement partner and senior leadership, where appropriate, and considered among other factors: the professional qualifications of Ernst & Young and that of the lead audit partner and other key engagement partners, Ernst & Young's historical and recent performance on the Company's audits, Ernst & Young's fees, Ernst & Young's independence and independence policies, and Ernst & Young's tenure as the Company's independent registered public accounting firm and its related depth of understanding of the Company's business, industry, and accounting policies and practices (including its process to rotate the lead audit partner in accordance with Public Company Accounting Oversight Board ("PCAOB") standards). As a result of this evaluation, the Audit Committee and Board approved the appointment Ernst & Young.
Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our Audit Committee determines that such a change would be in our and our stockholders’ best interests.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2019. UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED "FOR" THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

AUDIT MATTERS
Audit and Related Fees
Ernst & Young provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2018 and 2017 as follows:

Type of Fees	2018	2017
Audit Fees	$714,963	$869,613
Audit-Related Fees	222,000	286,200
Tax Fees	154,194	137,712
All Other Fees	-	-
Total	$1,091,157	$1,293,525
Audit Fees
These are fees for professional services performed by Ernst & Young for the audit of our annual financial statements, consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements, including work performed in connection with the Company’s public securities offerings, registration statements and responding to comment letters from the SEC.
The audit fees for 2018 and 2017 included $79,963 and $298,613, respectively, for fees related to comfort letters, registration statements and other agreed upon procedures which includes $246,073 in 2017 for the audit fees related to audit services provided in connection with the Company's issuance and registration of $325 million of its Senior Notes. The decrease in audit fees from 2018 to 2017 is primarily the result of audit services provided in connection with the Company's issuance and registration of $325 million in Senior Notes in 2017.
Audit-Related Fees
These are fees for and related to the audit of six and nine of our unconsolidated joint ventures for 2018 and 2017, respectively, which fees are paid for entirely by our unconsolidated joint ventures.
Tax Fees
These are fees for professional services performed by Ernst & Young with respect to tax compliance, tax advice and tax planning. This includes the preparation of our and our consolidated subsidiaries’ original and amended tax returns and refund claims, payment planning, tax audit assistance and tax work stemming from "Audit-Related" items. These fees also include fees for preparation of original and amended tax returns, payment planning and tax audit assistance for our unconsolidated joint ventures, which fees are paid for or reimbursed by our unconsolidated joint ventures. For 2018, $118,662 of the fees related to the Company’s consolidated return and filings for wholly owned subsidiaries and $35,532 related to our unconsolidated joint ventures. For 2017, $95,268 of the fees related to the Company’s consolidated return and filings for wholly owned subsidiaries and $42,444 related to our unconsolidated joint ventures.
All Other Fees
There were no fees for other permissible work performed by Ernst & Young that did not meet the above category descriptions.
Pre-Approval Policies and Procedures
Under its charter, our Audit Committee, or the Chair of our Audit Committee, must pre-approve all engagements of our independent registered public accounting firm. Our Audit Committee approved all audit and non-audit services in 2018 and 2017.

Audit Committee Report
Following is the report of the Audit Committee with respect to The New Home Company’s audited consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2018 and the notes thereto. The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.
Responsibilities and Activities.   The Audit Committee operates under a written charter adopted by the board of directors and currently has three members. Each member of the Audit Committee is "independent," as required by the applicable listing standards of NYSE and the rules of the SEC. Our Board has also determined that each Audit Committee member is "financially literate" under the NYSE rules and that Ms. Lowe and Mr. Heeschen each qualifies as an audit committee financial expert, as defined by applicable SEC rules.
Management of the Company has responsibility for preparing the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP, acting as independent registered public accountants, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") and for issuing a report on those statements. Ernst & Young LLP also reviews the Company’s interim financial statements in accordance with applicable auditing standards. The Audit Committee is responsible for the integrity of the Company’s financial statements and internal control structure on behalf of the Board of Directors. The Audit Committee met seven times during 2018, including meetings regularly with Ernst & Young LLP, both privately and with management present.

During these meetings and in carrying out its role, the Audit Committee, among other activities:

•
conducts at each regular meeting separate executive sessions with the Company’s Chief Financial Officer, Corporate Controller and General Counsel; and Ernst & Young LLP, to discuss matters relevant to their respective duties and roles;

•	reviews the audit plan and process, including considerations relating to risks for material misstatements in the financial statements;

•
oversees management’s performance of its overall risk management process and assessment, and discusses with management identified significant risks in the Company’s business and operations, including but not limited to, cyber security risks, product/construction defect liability risks, and financing risks, along with corresponding mitigating factors, and receives periodic updates upon request or as deemed appropriate;

•	receives and discusses regular reports from the General Counsel and other executives on material legal, compliance and ethics matters,

•	receives and discusses regular reports from its internal audit provider, Protiviti, on internal control evaluation activities and from Ernst & Young LLP on the results of its audit;

•	discusses critical accounting policies of the Company;

•
considers the reasonableness of significant financial reporting estimates and judgments made in connection with the financial statements, including the quality (and not just acceptability) of the Company’s accounting policies;

•
considers the potential effects of new accounting standards and initiatives and changes to the audit process resulting therefrom, including, for example, the new revenue recognition rules and the effects of the new audit report standards relating to the disclosure and discussion of critical accounting matters on the Company’s financial statements;

•	reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by Ernst & Young LLP and reviews and approves fees and services;

•	reviews communications from, and management’s response to, governmental agencies for matters of material significance; and

•	reviews the type and presentation of information, including earnings guidance, to be included in the Company’s earnings releases and supplemental financial disclosures.

Members of the Audit Committee are not full-time employees of the Company and are not performing the functions of management or auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with GAAP or that the Company’s auditors are in fact "independent."
Auditor Tenure and Retention. Ernst & Young LLP has served as our independent registered public accounting firm since 2010. The Audit Committee engages in an annual evaluation of Ernst & Young LLP’s qualifications, assessing the firm’s quality of service, the qualifications of the lead audit partner and other key audit team members, the appropriateness of the firm’s fees relative to both efficiency and audit quality, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity and professional skepticism. The Audit Committee also considers the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm. As a result of this evaluation, the Audit Committee approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019.
Review with Management.   The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements.
Review and Discussions with Independent Accountants.   The Audit Committee has reviewed and discussed our audited financial statements (including the quality of the Company’s accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by applicable standards of the PCAOB. Further, the Audit Committee reviewed Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements.
The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP regarding the auditors’ independence required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from the Company and our management.
Conclusion.   Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Cathey Lowe (Chairperson)
Sam Bakhshandehpour
Paul Heeschen

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Policy
The Board has adopted a written Related Person Transaction Policy (the "Policy"). The purpose of the Policy is to ensure that all transactions between related persons and us, including our subsidiaries, are properly identified, reported, reviewed and approved, and disclosed in accordance with applicable law. All related person transactions entered into or proposed to be entered into must be disclosed to and approved by the Audit Committee. In March 2019, the Board formed a Related Party Review Committee that has the power to substitute in for the Audit Committee for approval of related person transactions with IHP and/or Doug Neff. The Audit Committee reviews related person transactions to determine whether the transaction is in the best interest of the Company and to ensure a conflict of interest does not exist and/or that the transaction is being conducted at a fair and appropriate price. The Audit Committee will also review the position within the or relationship of the related person with the Company and the materiality of the transaction to the related person and the Company. The Audit Committee obtains any other information necessary to disclose such related person transaction. If the proposed transaction involves a related person who is a member of the Audit Committee, the transaction must be approved by a majority of the disinterested members of the Audit Committee. Per Section 5 of the Policy, the Audit Committee has authority to approve, in advance, categories of Related Person Transactions that need not be individually reported to, reviewed by, and/or approved by the Audit Committee but that will instead be reported to and reviewed by the Audit Committee collectively on a periodic basis. The Audit Committee has pre-approved the release of refundable deposits to landowners in land purchase transactions even if such landowner is a "related person" under the Policy; provided that the transaction is approved prior to the deposit becoming non-refundable. Our General Counsel is responsible for determining and disclosing all related person transactions to the Audit Committee of which she becomes aware and the Company utilizes annual questionnaires completed by directors and executive officers to aid in the identification of related person transactions.

The Audit Committee has excluded each of the following related person transactions under the Policy: (a) compensation to an executive officer or director if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K; (b) compensation to an executive officer if such compensation would have been required to be reported under Item 402 if the executive was a "named executive officer" and such compensation has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board for approval; or (c) transactions that are in the Company’s ordinary course of business and where the interest of the related person arises only: (i) from the related person’s position solely as a director of another corporation or organization that is a party to the transaction; or (ii) from the direct or indirect ownership by such related person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position described in (i) and such ownership described in (ii); or (iv) from the related person’s position as a limited partner in a partnership in which the related person and all other related persons, in the aggregate, have an interest of less than 10%, and the related person is not a general partner of and does not have another position in the partnership. Exception (b) however, does not apply if the executive officer is also an immediate family member of an executive officer or director of the Company.

Under the Policy, a related person means (a) an executive officer or director of the Company, or a nominee for election as a director; (b) any person who is known to be the beneficial owner of more than 5% of our common stock, (c) any immediate family member of any of the foregoing persons, or (d) any entity in which the foregoing persons is employed as an executive officer or is a general partner, managing member or principal in a position of having control of significant influence or in which any of the foregoing persons has a 5% of greater beneficial ownership, or (e) any entity in which any director, executive officer, nominee or more than 5% beneficial owner is employed. A "related person transaction" is a transaction or series of transactions in which we participate (whether or not we are a party) and in which a related person has a direct or indirect material interest. A transaction involving more than $120,000 is presumed to be a material transaction.

Transactions With Related Persons
Investor Rights and Registration Rights Agreements
On February 5, 2014, we entered into the Investor Rights Agreement with Messrs. Webb, Stelmar, Davis and Redwitz and the Institutional Investors. For more information on this agreement, see "Board Structure and Nominees."

We have entered into a registration rights agreement with Messrs. Webb, Stelmar, Davis and Redwitz and the Institutional Investors with respect to the shares of our common stock that they received as part of our formation transactions. We refer to these shares collectively as the "registrable shares." Pursuant to the registration rights agreement, we have granted the parties and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, and, in certain circumstances, the right to "piggy-back" the registrable shares in registration statements we might file in connection with certain future public offerings. Our obligation to cause any registration statements filed pursuant to the registration rights agreement to be declared effective or remain effective is on a reasonable best efforts basis.

Notwithstanding the foregoing, any registration is subject to cutback provisions, and we are permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as "blackout periods."

Joint Ventures and Land Purchases
We have entered into agreements with our unconsolidated joint ventures to provide management services related to the underlying projects. Pursuant to management agreements for each project, we receive a management fee based on each project’s revenues. During the year ended December 31, 2018, we earned $3.4 million in management fees, $0.2 million of which was included in "due from affiliates" in our consolidated balance sheets.

As of December 31, 2018, the Company had investments in certain unconsolidated joint ventures totaling $18.5 million where our joint venture partner is an affiliate of a member of our Board or significant shareholder, as discussed below.

David Berman, one of our former non-employee directors, is Executive Chairman of Tricon Capital Group Inc., an affiliate of TCN/TNHC LP ("Tricon"). Mr. Berman ceased to be a director in May 2018. Tricon owns approximately 7.5% of our common stock. Various affiliates of Tricon serve as limited partners of our joint ventures, including TNHC-TCN Santa Clarita LP ("Villa Metro"), Calabasas Village LP ("Avanti") and Arantine Hills Holdings LP ("Bedford"), with Tricon holding 90%, 90% and 95% of the interest(1), respectively, in such ventures. Tricon’s equity and management fees as of and for the year ended December 31, 2018 for the Villa Metro project was $0.2 million and $0 million, respectively. Tricon’s equity and management fees as of and for the year ended December 31, 2018 for the Avanti project was $26.4 million and $0.2 million, respectively. Tricon’s equity and management fees as of and for the year ended December 31, 2018 for the Bedford project were $162.6 million and $1.1 million, respectively. Our equity in these ventures was $0.1 million, $2.9 million and $8.6 million, respectively, as of December 31, 2018. Additionally, each of the joint ventures make payments to the Company for services, generally for overhead allowances, pursuant to the underlying joint venture agreements. During 2018, the management fees paid to the Company from the Avanti, Bedford and Villa Metro joint ventures amounted to $0.5 million, $0.6 million and $0, respectively. During 2018, the Company entered into two agreements with the Bedford joint venture for the option to purchase lots from the joint venture in phased takedowns. The first agreement contracts land for a gross purchase price of $10.0 million, with profit participation due to seller as outlined in the contract. As of December 31, 2018, the company has taken down approximately one-half of these lots and a $0.9 million nonrefundable deposit remains outstanding to be applied to the purchase price of the remaining phases. The second agreement contracts lots for a gross purchase price of $10.5 million, with profit participation due to the seller pursuant to the agreement. As of December 31, 2018, the Company has not taken down any of these optioned lots and has made a $1.4 million nonrefundable deposit as consideration for the option that will be applied to the purchase price of the land across the phases.

Douglas Neff, one of our non-employee directors, is President of IHP Capital Partners, the general partner of the manager of IHP. IHP owns approximately 12.1% of our common stock. An affiliate of IHP has a 63%(1) interest in TNHC Meridian Investors LLC, which in turn has a 32%(1) interest in TNHC Newport LLC. Under the terms of the TNHC Meridian Investors LLC joint venture agreement, after the return of certain preference amounts, capital contributions and cost overruns/profit shortfalls to the joint venture partners, we are entitled to receive distributions from the joint venture equal to our economic interest. As of December 31, 2018, our equity in TNHC Meridian Investors LLC was $0.3 million. IHP’s equity and management fees as of and for the year ended December 31, 2018 for the TNHC Meridian Investors LLC joint venture was $0.5 million and $0, respectively. An affiliate of IHP also has a 65% interest(1) in TNHC Russell Ranch LLC ("Russell Ranch"), one of our other joint ventures, in which our equity as of December 31, 2018 was approximately $6.2 million. IHP’s equity and management fees as of and for the year ended December 31, 2018 for the Russell Ranch joint venture was $36.4 million and $0.3 million, respectively. Additionally, our joint ventures with IHP make payments to the Company for services, generally for overhead allowances, pursuant to the underlying joint venture agreements. The management fees paid to the Company from TNHC Meridian Investors LLC and TNHC Russell Ranch LLC amounted to $0 and $0.8 million, respectively, during 2018. During 2017 third quarter, the Company amended the Russell Ranch joint venture agreement pursuant to which it, among other things, agreed to acquire lots in Phase 1 of the Russell Ranch project. These lots were taken down in July 2018 for an aggregate purchase price of $34.0 million.

The Company entered into two transactions in each of 2017 and 2018 to purchase land from entities affiliated with Mr. Neff and IHP.

The first 2017 agreement allows the Company the option to purchase lots in a Northern California masterplan community in a phased takedown for a total purchase price of $16.1 million with profit participation and master marketing fees due to the seller as outlined in the contract. As of December 31, 2018, the Company has taken down approximately two-thirds of the lots under this contract, paid $0.3 million in master marketing fees, and has a $0.3 million nonrefundable deposit outstanding on the remaining lots. The second 2017 transaction allows the Company to purchase finished lots in Northern California, which includes customary profit participation, and is structured as an optioned takedown. The total purchase price, including the cost for the finished lot development and the option, is expected to be approximately $56.3 million, and depends on timing of takedowns, as well as our obligation to pay certain fees and costs during the option maintenance period. As of December 31, 2018, the Company has made a $5.3 million nonrefundable deposit, reimbursed the owner $0.1 million for fees and costs, paid $5.9 million in option payments, and has taken down approximately 8% of the lots.

In 2018, the Company agreed to purchase and completed the takedown of finished lots in Northern California for a gross purchase price of $8.0 million with additional profit participation, marketing fees and certain reimbursements due to the seller as outlined in the agreement. At December 31, 2018, the Company had paid $0.3 million in master marketing fees and reimbursed the land seller $0.2 million in costs related to this contract. Also during 2018, the Company entered an agreement to purchase land in a master-plan community in Arizona for an estimated purchase price of $3.8 million plus profit participation and marketing fees pursuant to contract terms. The Company has an outstanding, nonrefundable deposit of $0.3 million related to this contract and had not taken down any lots as of December 31, 2018.
_________________

(1)
Actual equity interests may differ due to the current phase of the underlying joint venture project's life cycle. Each of the above percentages reflect the percentage of capital the joint venture member is generally obligated to contribute (subject to adjustment under the joint venture agreement) and generally (subject to waterfall provisions including preferred returns on invested capital) aligns with the joint venture member's percentage of distributions. In some cases our share of profit and losses may be greater than our contribution percentage.

Other Related Person Transactions
In connection with his retirement, the Company entered into a consulting agreement (the "Consulting Agreement") with Mr. Stelmar, a current Board member and our former Chief Investment Officer, pursuant to which Mr. Stelmar serves as a consultant to the Company. The Consulting Agreement was initially for a one-year term that commenced on February 17, 2017. The consulting agreement was amended on February 13, 2018 to extend the term to August 17, 2019. Under the original agreement, Mr. Stelmar received $16,800 per month. As amended, Mr. Stelmar receives the following payments and benefits: (i) a monthly consulting fee of $6,000; (ii) continued vesting of each outstanding unvested Company equity award held by Mr. Stelmar as of the Effective Date (a "Pre-Consulting Equity Award") in accordance with the terms and conditions of such award existing prior to Mr. Stelmar’s retirement (based on Mr. Stelmar’s continued provision of consulting services thereafter rather than continued employment); and (iii) Company-subsidized benefits coverage for Mr. Stelmar and his eligible dependents ("COBRA Coverage") for the term of the Consulting Agreement or, if earlier, on the date Mr. Stelmar becomes eligible for coverage under a group health plan of a subsequent employer. The Consulting Agreement also requires the continued compliance with the restrictive covenants in Mr. Stelmar’s employment agreement. In the event that the Consulting Agreement and Mr. Stelmar’s consulting services are terminated by the Company without cause, Mr. Stelmar will receive the following, subject to his timely execution and non-revocation of a general release of claims: (i) a lump-sum payment of any remaining portion of Mr. Stelmar’s consulting fee (had he remained a consultant through the consulting period); (ii) continued COBRA Coverage that would have been payable for the remainder of the consulting period; and (iii) each Pre-Consulting Equity Award will accelerate and vest in full (to the extent then-unvested). In addition, if the Consulting Agreement and Mr. Stelmar’s consulting services are terminated by the Company at the end of the term due to the Company’s decision not to renew the agreement, then each Pre-Consulting Equity Award will accelerate and vest in full (to the extent then-unvested). In connection with his continuing board service as a non-employee board member, as of the date of his retirement, Mr. Stelmar is compensated for such board service pursuant to and in accordance with the Company’s Non-Employee Director Compensation Program described under "Compensation of Directors—Non-Employee Director Compensation Philosophy and Program."

TL Fab LP, an entity in which Paul C. Heeschen, one of our non-employee directors, owns an indirect majority equity interest (but is not an employee), was engaged by us and some of our unconsolidated joint ventures as a trade contractor to provide metal fabrication services during 2018 and currently. We incurred approximately $296,000 and our unconsolidated joint ventures incurred approximately $372,000, respectively, for these services for the year ended December 31, 2018. We and certain of our unconsolidated joint ventures are likely to continue to engage TL Fab for additional services in 2019 as long as their bids are competitive. Since the beginning of the 2019 fiscal year through the end of February 2019, the Company has paid approximately $33,000 to TL Fab LP and no payments have been made by our unconsolidated joint ventures.

John Neff, the son of one of our non-employee directors, Douglas C. Neff, is employed by the Company as a Land Acquisition Manager. During the year ended December 31, 2018, the Company compensated John Neff with approximately $172,000 in cash, including base salary and bonus, and $15,000 of RSUs which vest ratably over three years with vesting subject to continued service (using the grant date fair value of the RSUs as computed in accordance with ASC Topic 718). We provide information regarding the assumptions used to calculate the value of all equity awards in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on February 15, 2019. In addition, John Neff participates in the Company’s general welfare plans, including health benefits, retirement savings opportunities and limited other employee benefits.

The GDR Group is an information technology services consulting firm that provides the Company with support for its IT Helpdesk, onsite support services, remote systems administration, network infrastructure design and implementation and network security services. In 2018, the Company paid approximately $730,000 and its unconsolidated joint ventures paid approximately $11,000 to the GDR Group. One of GDR Group’s principals, Randy Redwitz, is the sibling of Thomas Redwitz, our former Chief Investment Officer. Thomas Redwitz receives no direct or indirect compensation from the GDR Group for the services it provides to the Company. We believe the terms of the services provided by the GDR Group are no less favorable to us than those that would be available to us in a comparable transaction in arms-length dealings with an unrelated third party. Since the beginning of the fiscal year through the end of February 2019, the Company has paid GDR Group approximately $77,000.

Joan Marcus Webb (formerly Joan Marcus-Colvin) is an employee of the Company as our Chief Marketing Officer, who reports to our President and Chief Operating Officer, Leonard Miller. Ms. Webb is married to H. Lawrence Webb. During the year ended December 31, 2018, the Company compensated Ms. Webb with approximately $421,000 in cash, including base salary and bonus, $75,000 of RSUs which vest ratably over three years with vesting subject to continued service, and $25,000 in PSUs which are eligible to vest 0% - 150% of the target amount based on performance metrics measured from January 1, 2018 through December 31, 2019. The number of PSUs that vest on the last day of the performance period is 50%, with the final 50% vesting on the first anniversary thereof (i.e. December 31, 2020), subject to Ms. Webb's continued service. RSU and PSU award values are based on grant date fair value as computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on February 15, 2019. In the event of a termination following a change in control of the Company, Ms. Webb is entitled to (i) severance pay in an amount equal to two times the sum of her (A) base salary and (B) the greater of the target annual cash bonus for the year in which the qualifying termination occurs and the average annual bonus paid to her during the three most recently completed years prior to her qualifying termination, and (ii) Company-subsidized benefits coverage for 12 months or until the date Ms. Webb becomes eligible for coverage under a group health plan of a subsequent employer. In addition, Ms. Webb participates in the Company’s general welfare plans, including health benefits, retirement savings opportunities and limited other employee benefits. In addition to being reviewed, ratified and approved by the Audit Committee, Joan Marcus Webb's compensation is recommended by Leonard Miller and approved by the Compensation Committee.

On June 18, 2015, the Company entered into an agreement that effectively transitioned Joseph Davis' role within the Company from that of Chief Investment Officer to that of a non-employee consultant to the Company effective June 26, 2015 ("Transition Date"). As of the Transition Date, Mr. Davis ceased being an employee of the Company and became an independent contractor performing consulting services. For his services, he is compensated $5,000 per month and he also receives Company-subsidized benefits coverage. His current agreement terminates on June 26, 2019 with the option to extend the agreement one year, if mutually consented to by the parties. Either party may terminate the agreement at any time for any or no reason. At December 31, 2018, no fees were due to Mr. Davis for his consulting services. Additionally, the Company entered into a construction agreement effective September 7, 2017, with The Joseph and Terri Davis Family Trust Dated August 25, 1999 ("Davis Family Trust") of which Joseph Davis is a trustee. The agreement is a fee building contract pursuant to which the Company will act in the capacity of a general contractor to build a single family detached home on land owned by the Davis Family Trust. For its services, the Company receives a contractor's fee of 3% of the cost of the construction work and improvements to be completed as outlined in the contract and the Davis Family Trust will reimburse the Company's field overhead costs. During the year ended December 31, 2018, the Company billed the Davis Family Trust $3.0 million, including reimbursable construction costs and the Company's contractor's fees which are included in fee building revenues in our consolidated statements of operations. Contractor's fees comprised $83,000 of the total billings for 2018. The Company recorded $2.9 million for the year ended December 31, 2018 for the cost of this fee building revenue which is included in fee building cost of sales in our consolidated statements of operations. At December 31, 2018, the Company was due $0.6 million from the Davis Family Trust for construction draws, which are included in due from affiliates in the Company's consolidated balance sheet.

FMR LLC beneficially owns 6.0% of the Company's common stock, and an affiliate of FMR LLC ("Fidelity") provides investment management and record keeping services to the Company’s 401(k) Plan. For the year ended December 31, 2018, the Company paid Fidelity approximately $14,000 for 401(k) Plan record keeping and investment management services. The participants in the Company's 401(k) Plan paid Fidelity approximately $6,000 during 2018 for record keeping and investment management services.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that all executive officers, directors and greater than ten percent beneficial owners during the fiscal year ended December 31, 2018 complied with the reporting requirements of Section 16(a).
Stockholder Proposals and Nominations
Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of stockholders. To be eligible for inclusion in the 2020 proxy statement, your proposal must be received by us no later than December 13, 2019 and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2020 Annual Meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us prior to the close of business at the principal executive offices of the Company, The New Home Company Inc., c/o Secretary, 85 Enterprise, Suite 450, Aliso Viejo, CA 92656, no earlier than December 13, 2019 and no later than January 12, 2020, unless our 2020 Annual Meeting is more than 30 days before or after the anniversary of our 2019 Annual Meeting, in which case the notice must be delivered not more than 120 days before, and no later than the 90th day prior to the 2020 Annual Meeting or, the 10th day following the day on which public disclosure of the date of the 2020 Annual Meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at 85 Enterprise, Suite 450, Aliso Viejo, CA 92656 to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our bylaws.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the internet. Accordingly, a notice of internet availability of proxy materials has been mailed to our stockholders. Stockholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the Notice mailed to them. Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of our proxy materials or the Notice, as applicable, may have been sent to multiple stockholders in the same house. We will promptly deliver a separate Notice and, if requested, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the Notice. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications, or would like additional copies of materials, may contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-800-579-1639, or at sendmaterial@proxyvote.com.

Where You Can Find More Information
The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. We make available free of charge on or through our Internet website, in the "Investors" section of our website at https://www.NWHM.com., our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC's Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.
WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2018 ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT 85 ENTERPRISE, SUITE 450, ALISO VIEJO, CA 92656, OR BY EMAIL AT INVESTORRELATIONS@NWHM.COM.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, references to our website in this proxy statement are not intended to function as hyperlinks and information on our website, other than our proxy statement, Annual Report, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
 Forward-Looking Statements
This proxy statement contains "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and accompanies this proxy statement and in our subsequent periodic reports on Form 10-Q and our current reports on Form 8-K.
Other Business
As of the date of this proxy statement, our Board knows of no other business that will be presented for consideration at the Annual Meeting. If other proper matters are presented at the Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of our Board

Miek Harbur
Corporate Secretary

Aliso Viejo, CA
April 5, 2019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 20, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 20, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E60594-P20023

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW HOME COMPANY INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sam Bakhshandehpour 02) Michael Berchtold 03) Wayne Stelmar

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E60595-P20023

THE NEW HOME COMPANY INC.
2019 Annual Meeting of Stockholders
May 21, 2019 8:30 AM local time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints H. Lawrence Webb and John M. Stephens, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of The New Home Company Inc. Common Stock which the undersigned is entitled to vote, and in their discretion to vote upon such other business as may properly come before the 2019 Annual Meeting of Stockholders of the Company on May 21, 2019 to be held at The Renaissance Aliso Viejo Hotel, 50 Enterprise, Aliso Viejo, CA 92656 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side